Click Here for Contents

Filed Pursuant to Rule 424(b)(3) under Registration No. 333-31630 and Registration No. 333-87993

PROSPECTUS SUPPLEMENT (To Prospectus dated March 29, 2000 and Prospectus dated March 19, 2004)

5,000,000 Common Shares

We are Acadia Realty Trust, a Maryland real estate investment trust (“REIT”) formed in March 1993. We are a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of neighborhood and community shopping centers.

The selling shareholders named in this prospectus supplement are selling an aggregate of 5,000,000 of our common shares. We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders have granted the underwriters an option to purchase up to 750,000 additional common shares to cover over-allotments.

Our common shares are listed on the New York Stock Exchange under the symbol “AKR”. The last reported sale price of our common shares on the New York Stock Exchange on March 25, 2004, was $14.07 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$13.7500	$68,750,000
Underwriting Discount	$0.6875	$3,437,500
Proceeds to selling shareholders before expenses	$13.0625	$65,312,500

The underwriters expect to deliver the common shares to purchasers on or about March 31, 2004.

Citigroup

RBC Capital Markets

March 25, 2004

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectuses. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference herein and therein is accurate only as of its respective date or on the date which is specified in those documents.

Prospectus Supplement

Prospectus Dated March 29, 2000

Prospectus Dated March 19, 2004

i

Back to Contents

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has three parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectuses and the documents incorporated by reference. The second and third parts are the accompanying prospectuses, which give more general information, some of which may not apply to this offering.

All references to “we,” “our” and “us” in this prospectus supplement means Acadia Realty Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor.

To the extent that any subject matter is addressed in both this prospectus supplement and the accompanying prospectuses, the information contained in this prospectus supplement supersedes the information contained in the accompanying prospectuses.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

Certain information included or incorporated by reference in this prospectus supplement and the accompanying prospectuses may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate market specifically;

•	adverse developments with respect to our tenants;

•	legislative/regulatory changes including changes to laws governing the taxation of REITs;

•	availability of debt and equity capital, changes in interest rates and competition;

•	supply and demand for properties in our current and proposed market areas;

•	discoveries of new or pre-existing environmental liabilities or non-compliance with environmental laws;

•	policies and guidelines applicable to REITs; and

•
the other factors described under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement and in our periodic reports filed with the SEC, particularly our Form 10-K for the year ended December 31, 2003.

These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus supplement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus supplement and the accompanying prospectuses may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

ii

Back to Contents

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectuses, and the documents incorporated by reference herein and therein. Because this is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our common shares, you should read this entire prospectus supplement and the accompanying prospectuses carefully, especially “Risk Factors” beginning on page S-9 of this prospectus supplement, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectuses including, in particular, our Form 10-K for the year ended December 31, 2003. Unless otherwise indicated, (i) all financial and property information is presented as of and for the year ended December 31, 2003 and (ii) we assume the underwriters’ over-allotment option to purchase up to an additional 750,000 common shares is not exercised.

Our Company

We are Acadia Realty Trust, a Maryland real estate investment trust (“REIT”) formed in March 1993. We are a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of neighborhood and community shopping centers, owned either directly or through joint ventures. As of the date of this prospectus supplement, we operate 62 properties which we own or have an ownership interest in, consisting of 58 neighborhood and community shopping centers, one enclosed mall, one mixed-use property (retail/residential) and two multifamily properties, totaling approximately 9 million square feet. Substantially all of our properties are located in the Northeast, Mid-Atlantic and Midwest United States.

Portfolio Summary

The following table summarizes our retail properties by region as of December 31, 2003:

					Percentage of Total Represented by Region
Region(1)	GLA (2)	Occupied % (3)	Annualized Base Rent (3)	Annualized Base Rent per Leased Square Foot	GLA	Annualized Base Rent

	(GLA and rent in thousands)

Wholly-Owned Portfolio:
New York Region	1,706	88%	$ 19,116	$ 12.77	33%	45%
New England	958	98%	9,106	10.78	19%	22%
Midwest	706	92%	7,001	10.80	14%	16%
Mid-Atlantic	1,783	80%	7,447	6.28	34%	17%

Total–Weighted Average Wholly-Owned Portfolio	5,153	88%	$ 42,670	$ 10.22	100%	100%

Joint Venture Portfolio:
Midwest (4)	324	93%	$ 3,193	$ 10.56	24%	17%
Mid-Atlantic (4,5)	702	99%	10,272	14.72	52%	54%
New York Region (6)	311	99%	5,524	17.99	24%	29%

Total–Weighted Average Joint Venture Portfolio	1,337	98%	$ 18,989	$ 14.53	100%	100%

(1)	Table does not include our partial interest in 25 anchor-only leases with Kroger and Safeway supermarkets, as the majority of these properties are free-standing and are all triple-net leases.
(2)
GLA (Gross Leasable Area) includes 251 square feet which represents two anchor locations that are owned by the anchor tenants. Since we do not own these two locations, we do not collect base rent and, as such, no rent is reflected in the table.

(3)	Does not include space which is currently leased, but for which rent payment has not yet commenced.
(4)	We have a 22% interest in Acadia Strategic Opportunity Fund (“AKR Fund I”), the owner of these properties.
(5)	Does not include 240 square feet of space in Phase II of the Brandywine Town Center.
(6)	We have a 49% interest in each of two partnerships which own the Crossroads Shopping Center.

Back to Contents

All of our assets are held by, and all of our operations are conducted through, Acadia Realty Limited Partnership, a Delaware limited partnership, its majority-owned subsidiaries and the joint ventures in which it has an interest. We refer to Acadia Realty Limited Partnership and its majority-owned subsidiaries as the “Operating Partnership” throughout this prospectus supplement. As of December 31, 2003, we were the sole general partner of the Operating Partnership and owned a 96% interest in the Operating Partnership. As the general partner, we are entitled to share, in proportion to our percentage interest, in the cash distributions and profits and losses of the Operating Partnership.

Our principal executive offices are located at 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605, and our telephone number is (914) 288-8100.

Competitive Strengths

We believe that our key competitive strengths include the following:

Solid Core Portfolio With Embedded Internal Growth — Our portfolio consists primarily of well-established neighborhood and community shopping centers, which are typically anchored by necessity-based or value-oriented retailers. A majority of our properties are located in the Northeast and Mid-Atlantic markets, which we believe have high barriers to entry. At December 31, 2003, our consolidated portfolio was 88% occupied, which reflects the redevelopment status of three properties, as well as vacancies related to two of our four former Ames locations that remain to be re-tenanted. Upon re-tenanting of these two locations, the occupancy of our portfolio is expected to increase from 88% to 91%, assuming no other portfolio changes. In addition, we believe our portfolio contains a significant number of leases that have in-place rents below the current prevailing market rent and thus, provide the opportunity to increase the rents to market upon lease expiration. For the year ended December 31, 2003, new and renewal leases representing approximately 585,000 square feet were executed at a 10% increase over the former base rents.

Strong Diversified Tenant Base — Our portfolio contains over 500 leases, with no individual tenant contributing more than 5% of our portfolio’s total annualized base rent or occupying more than 10% of our portfolio’s total leased GLA. Approximately 87% of our revenue was received from well-known national or regional tenants. Approximately 92% of our revenue consisted of minimum rents and expense reimbursements received under long-term leases. In addition, during 2003, we renewed 81% of our expiring leases.

Opportunistic External Growth Platform — Our acquisition program is executed primarily through our existing acquisition joint venture, AKR Fund I in which we own a 22% interest. From the inception of AKR Fund I in 2001 through December 31, 2003, we have contributed $10.5 million to AKR Fund I which principally represents our share of the acquisition costs of three portfolios, one of which was acquired in 2002 and the balance in January 2003. For the year ended December 31, 2003, AKR Fund I provided us with incremental FFO of $4.1 million, including asset management fees of $1.1 million and property management and leasing fees of $0.6 million. We are entitled to receive a pro rata share of distributions from AKR Fund I plus a promote, as well as asset management, property management, leasing and construction fees. Due to the promoted equity structure and fees, combined with our small market capitalization, we believe that our modest investment in AKR Fund I has had a positive impact on our earnings.

In addition, in January 2004, we entered into a venture with Klaff Realty and Lubert-Adler, for the purpose of making investments in surplus or underutilized properties owned by retailers, providing us with a second strategic acquisition platform. To date, this venture has made no investments. See “Recent Developments,” below.

Strong and Flexible Balance Sheet — Maintaining a strong balance sheet provides us with the financial flexibility to fund future growth opportunities. As of December 31, 2003, our debt plus preferred OP Units to total market capitalization ratio was 35.0% and our fixed charge coverage ratio was 3.0x. In addition, we manage our exposure to variable rate debt through the use of interest rate hedges, resulting in 82% of our debt being at fixed interest rates through its term. Our dividend FFO payout ratio was 61.4% for the year ended December 31, 2003. While maintaining a conservative payout ratio, we have increased our annual dividend from $0.48 in 2001 to an annualized dividend of $0.64 for the quarter ended December 31, 2003, representing an increase of 33%.

Back to Contents

Experienced Management Team with Proven Track Record — Our senior management team has an average of 6 years with our Company and its predecessors and 23 years in the real estate industry. During 2002, we successfully completed a multi-year portfolio repositioning initiative that significantly improved the quality of our portfolio and tenant base. We sold 28 non-core assets in connection with this initiative comprising approximately 4.6 million square feet of retail properties and 800 multifamily units, for total consideration of approximately $186 million. The proceeds from these transactions were used to paydown our existing debt and provide the capital required for our investment in AKR Fund I. We believe our management team has demonstrated the ability to create value internally through anchor recycling, property redevelopment and strategic non-core dispositions, and externally through the creation of opportunistic acquisition vehicles.

Business Objectives and Fundamentals

Our primary business objective is to acquire, lease and manage commercial retail properties that will generate cash for distributions to our shareholders while also creating the potential for capital appreciation to enhance investor returns.

We focus on the following fundamentals to achieve our objectives:

•	Own and operate a portfolio of community and neighborhood shopping centers anchored by necessity-based and value-oriented retailers and located in markets with strong demographics.

•	Maintain a strong and flexible balance sheet through conservative financial practices while ensuring access to sufficient capital to fund future growth.

•	Generate internal growth within the portfolio through aggressive redevelopment, re-anchoring and leasing activities.

•
Generate external growth through an opportunistic yet disciplined acquisition program. The emphasis is on targeting transactions with high inherent opportunity for the creation of additional value through redevelopment and leasing and/or transactions requiring creative capital structuring to facilitate the transactions.

Operating and Growth Strategies

Currently, our acquisition program is executed primarily through AKR Fund I, which we and four institutional investors formed in September 2001 and a new venture (the “KLA Venture”) with Klaff Realty, L.P. and Lubert-Adler Management, Inc., which was established in January 2004 to invest in surplus or underutilized properties owned or controlled by retailers, as further discussed under “Recent Developments.”

Through AKR Fund I, we focus on acquiring assets that have superior in-fill locations, limited competition due to high barriers to entry, leases with below market rents and the potential for significant value creation through re-tenanting, timely capital improvements and property redevelopment. We consider both single assets and portfolios in our acquisition program. Although we currently operate properties in the Northeast, Mid-Atlantic and Midwest regions, and therefore focus on potential acquisitions within these geographic areas, we would consider portfolio acquisitions outside our current geographic footprint.

The outside investors have committed $70 million to AKR Fund I and we committed an additional $20 million of capital. We receive standard property management, construction and leasing fees with respect to properties acquired by AKR Fund I. In addition, we are entitled to an asset management fee equal to 1.5% of the capital committed as well as a promote of 20% after the return of all investor capital with a 9% preferred annual return. As of the date of this prospectus supplement, AKR Fund I has invested in approximately $163 million of properties and we and the outside investors have contributed equity capital to AKR Fund I in the amount of $10.5 million and $36.6 million, respectively.

Through the KLA Venture, we will seek to invest opportunistically in any of the following three ways:

•	Working with financially healthy retailers to create value from their surplus real estate.

•	Acquiring properties, designation rights or other control of real estate or leases associated with retailers in bankruptcy.

Back to Contents

•	Completing sale-leasebacks with retailers in need of capital.

We typically hold our properties for long-term investment. As such, we continuously review the existing portfolio and implement programs to renovate and modernize targeted centers to enhance the property’s market position. This in turn, strengthens the competitive position of our leasing program to attract and retain quality tenants, increasing cash flow and consequently property value. We also periodically identify certain properties for disposition and redeploy the capital to existing centers or acquisitions with greater potential for capital appreciation.

Financing Strategy

We intend to continue financing acquisitions and property redevelopment with sources of capital determined by management to be the most appropriate based on, among other factors, availability, pricing and other commercial and financial terms. The sources of capital may include cash on hand, bank and other institutional borrowing, the sale of properties and issuance of equity securities. We continually focus on maintaining a strong balance sheet when considering the sourcing of capital. We manage our interest rate risk primarily through the use of fixed rate debt and LIBOR swap agreements, resulting in 85% of our debt (including our pro rata share of joint venture debt) being at fixed interest rates through its term.

Recent Developments

Corporate Governance Initiatives — Board Restructuring

On March 18, 2004, we announced the next phase of our corporate governance initiatives. In connection with the transition to a more independent board, we announced that the following four individuals would not stand for re-election at the next annual meeting of our shareholders:

•	Martin Edelman of the law firm Paul Hastings Janofsky and Walker, our outside general counsel;

•	Gregory White of Prima Advisors, who is a member of the board of trustees of a competing retail REIT;

•	Marvin Levine of the law firm Wachtel & Masyr, which actively represents us in transactions; and

•	Lawrence Longua, an original member of Mark Center Trust’s board of trustees who is currently with Newmark & Company.

We also announced that Ross Dworman, our former Chairman and Chief Executive Officer, has resigned as a trustee. In connection with his resignation, he is selling 1,400,000 common shares and an additional 158,614 shares if the underwriters’ overallotment option is exercised.

At the next annual meeting of shareholders on May 6, 2004, four of the our current independent trustees will stand for re-election: Lee Wielansky, Douglas Crocker II, Alan Forman and Lorrence Kellar. Our only management trustee, Kenneth F. Bernstein, our President and Chief Executive Officer, will also stand for re-election. In addition, our Nominating/Corporate Governance Committee intends to select two new independent candidates to stand for election, bringing the size of our board to seven members. Assuming all expected trustees are elected to the board by shareholders, six of the seven board members will be independent under New York Stock Exchange requirements.

Acquisition of Mortgage Loan

On March 11, 2004, AKR Fund I, in conjunction with our long-time investment partner, Hendon Properties (“Hendon”), purchased a $9.6 million first mortgage loan from New York Life Insurance Company for $5.5 million. The loan is secured by a 235,000 square foot shopping center in Aiken, South Carolina and is currently in default. AKR Fund I and Hendon have acquired the loan with the intention of pursuing ownership of the property securing the debt. AKR Fund I has provided 90% of the equity capital and Hendon provided the remaining 10% of the equity capital used to acquire the loan. Hendon is entitled to receive profit participation in excess of its proportionate equity interest. The property is currently anchored by a Kroger supermarket and is only 56% occupied due to the vacancy of a former Kmart store.

Back to Contents

Declaration of Dividends

On February 26, 2004, our board of trustees declared a quarterly dividend of $0.16 per share payable April 15, 2004 to shareholders of record on March 31, 2004. The common shares offered hereby are expected to be delivered on March 31, 2004. Accordingly, purchasers of common shares in this offering are expected to receive the dividend payable on April 15, 2004.

New Acquisition Venture

On January 27, 2004, we entered into a new venture with Klaff Realty, L.P. (“Klaff”) and Klaff’s long-time capital partner Lubert-Adler Management, Inc. (“Lubert-Adler”) for the purpose of making investments in surplus or underutilized properties owned or controlled by retailers. The initial size of the KLA Venture is targeted to be approximately $300 million in equity, based on anticipated investments of approximately $1 billion. The KLA Venture is currently exploring investment opportunities, but has not yet made any investments. Each participant in the KLA Venture has the right to opt out of any potential investment.

We also acquired Klaff’s rights to provide asset management, leasing, disposition, development and construction services (“Management Rights”) for an existing portfolio of retail properties and/or leasehold interests comprised of approximately 10 million square feet of retail space located throughout the United States (the “Klaff Properties”). The acquisition involves only the Management Rights associated with operating the Klaff Properties and does not include equity interests in the assets owned by Klaff or Lubert-Adler. The Operating Partnership issued $4.0 million of Series B Preferred OP Units to Klaff in consideration of the Management Rights. These management activities will be conducted through a taxable REIT subsidiary.

Back to Contents

The Offering

The following is a brief summary of certain terms of this offering as of the date of this prospectus supplement. For a more complete description of the terms of our common shares, see “Description of Our Common Shares” beginning on page 8 of the accompanying prospectus dated March 29, 2000.

Issuer	Acadia Realty Trust

New York Stock Exchange Symbol	AKR

Securities Offered by the selling shareholders	An aggregate of 5,000,000 common shares

3,435,212 common shares to be sold by Yale University

164,788 common shares to be sold by Yale University Retirement Plan for Staff Employees

1,400,000 common shares to be sold by Ross Dworman (1)

Common shares outstanding prior to and after the offering	29,100,798 common shares (2)

OP units outstanding prior to and after the offering	549,662 OP Units (3)

Use of Proceeds	We will not receive any proceeds from this offering

Risk Factors
See “Risk Factors” beginning on page S-9 of this prospectus supplement and in our Form 10-K for the year ended December 31, 2003, as well as other information contained herein for a discussion of factors you should carefully consider before deciding to invest in our common shares.

(1)
On March 19, 2004, Mr. Dworman and certain entities controlled by Mr. Dworman converted 1,000,000 share options and 548,614 OP Units held by them in connection with Mr. Dworman’s resignation from our Board of Trustees and in connection with this offering.

(2)	Excludes 1,070,050 common shares issuable upon exercise of share options granted under our benefit plans.
(3)	Excludes 1,580 Series A Preferred OP Units which are convertible into 210,667 Common OP Units and 4,000 Series B Preferred OP Units which are convertible into 312,012 Common OP Units.

Back to Contents

Selected Financial Data

The following table sets forth our historical selected financial and other data. This information should be read in conjunction with our audited consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in our Annual Report on Form 10-K, which is incorporated by reference herein.

	Years ended December 31,
	2003	2002(3)	2001(4)	2000	1999

	(in thousands except per share amounts)
OPERATING DATA:
Revenues	$69,445	$69,347	$61,282	$63,450	$58,933
Operating expenses	34,703	30,894	29,049	28,736	27,651
Interest expense	11,231	11,017	12,370	15,877	13,686
Depreciation and amortization	17,909	14,804	13,745	13,136	12,241
Abandoned project costs	—	274	—	—	—
Gain in sale of land	1,187	1,530	—	—	—
Equity in earnings of unconsolidated partnerships	2,411	628	504	645	584
Minority interest	(1,347)	(2,999)	(1,466)	(1,952)	(1,832)
Income from continuing operations	7,853	11,517	5,156	4,394	4,107
Income from discontinued operations	—	7,882	4,795	15,513	3,088
Income before cumulative effect of a change in accounting principle	7,853	19,399	9,951	19,907	7,195
Cumulative effect of a change in accounting principle	—	—	(149)	—	—

Net income	$7,853	$19,399	$9,802	$19,907	$7,195

Basic earnings per share:
Income from continuing operations	$0.30	$0.46	$0.18	$0.16	$0.16
Income from discontinued operations	—	0.31	0.18	0.59	0.12
Cumulative effect of a change in accounting principle	—	—	(0.01)	—	—

Basic earnings per share	$0.30	$0.77	$0.35	$0.75	$0.28

Diluted earnings per share:
Income from continuing operations	$0.29	$0.45	$0.18	$0.16	$0.16
Income from discontinued operations	—	0.31	0.18	0.59	0.12
Cumulative effect of a change in accounting principle	—	—	(0.01)	—	—

Diluted earnings per share	$0.29	$0.76	$0.35	$0.75	$0.28

Weighted average number of Common Shares outstanding
- basic	26,589	25,321	28,313	26,437	25,709
- diluted (1)	27,496	25,806	—	—	—
BALANCE SHEET DATA:
Real estate before accumulated depreciation	$427,628	$413,878	$398,416	$387,729	$389,111
Total assets	388,184	410,935	493,939	523,611	570,803
Total mortgage indebtedness	190,444	202,361	211,444	193,693	213,154
Minority interest – Operating
Partnership	7,875	22,745	37,387	48,959	74,462
Total equity	169,734	161,323	179,098	179,317	152,487
OTHER DATA:
Funds From Operations (2)	$27,664	$30,162	$13,487	$31,789	$31,160
Cash flows provided by (used in):
Operating activities	19,082	24,918	20,521	19,197	25,886
Investing activities	(19,400)	24,646	(11,199)	(11,165)	(19,930)
Financing activities	(30,187)	(58,807)	(7,047)	(45,948)	14,201

(1)	For 1999 through 2001, the weighted average number of shares outstanding on a diluted basis is not presented, because the inclusion of additional shares was anti-dilutive.

Back to Contents

(2)
We consider funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), to be an appropriate supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO is presented to assist investors in analyzing our performance. It is helpful as it excludes various items included in net income that are not indicative of the operating performance, such as gains (or losses) from sales of property and depreciation and amortization. However, our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to FFO reported by such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating our performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, we define FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We historically had added back impairments in real estate in calculating FFO, in accordance with prior NAREIT guidance. However, NAREIT, based on discussions with the SEC, has provided revised guidance that provides that impairments should not be added back to net income in calculating FFO. As such, we have restated historical FFO consistent with this revised guidance. See “Reconciliation of Net Income to Funds From Operations” below.

(3)
2002 includes $3,945 of lease termination income received from a single former tenant. 2002 also includes the effect of the sale of 20 properties for an aggregate sales price of $74,000, as well as our repurchase of a total of 5,523,974 common shares and OP Units.

(4)	2001 includes a $15,886 impairment charge related to properties which were held for sale as of year-end and subsequently sold during 2002.

Reconciliation of Net Income to Funds From Operations

The reconciliations of net income to FFO for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 are as follows:

	For the Years Ended December 31,
	2003	2002(b)	2001(c)	2000	1999

	($ in thousands)
Net income	$7,853	$19,399	$9,802	$19,907	$7,195
Depreciation of real estate and amortization of leasing costs:
Wholly owned and consolidated partnerships	16,957	15,305	18,422	19,325	18,949
Unconsolidated partnerships	2,107	662	627	625	626
Income attributable to minority interest (a)	747	2,928	2,221	5,674	3,106
(Gain)loss on sale of properties	—	(8,132)	(17,734)	(13,742)	1,284
Cumulative effect of change in accounting principle	—	—	149	—	—

Funds from operations	$27,664	$30,162	$13,487	$31,789	$31,160

(a)	Represents income attributable to Common OP Units and does not include distributions paid on Preferred OP Units.
(b)
2002 includes $3,945 of lease termination income received from a single former tenant. 2002 also includes the effect of the sale of 20 properties for an aggregate sales price of $74,000, as well as our repurchase of a total of 5,523,974 common shares and Common OP Units.

(c)	2001 includes a $15,886 impairment charge related to properties which were held for sale as of year-end and subsequently sold during 2002.

Back to Contents

RISK FACTORS

Investing in our securities involves risks that could affect us and our business as well as the real estate industry generally. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this prospectus supplement. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports, which are also incorporated by reference into this prospectus supplement. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our securities, you should carefully consider the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2003 and the other information in this prospectus supplement and the accompanying prospectuses, as well as the documents incorporated by reference herein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

CAPITALIZATION

The following table sets forth our historical and as adjusted capitalization as of December 31, 2003. As adjusted gives effect to the sale of our common shares by the selling shareholders in the offering.

	As of December 31, 2003
	Historical	As Adjusted(1)

	(In thousands)
Debt:
Mortgages notes payable	$190,444	$190,444

Minority interest:
Minority interest in Operating Partnership	7,875	5,179
Minority interest in majority-owned partnerships	1,810	1,810

Total minority interest	9,685	6,989

Shareholders’ equity:
Common shares, $.001 par value, 100,000,000 shares authorized, 27,409,141 shares issued and outstanding, historical, and 28,799,141 shares issued and outstanding, as adjusted	27	29
Additional paid-in capital	177,891	188,084
Accumulated other comprehensive loss	(5,505)	(5,505)
Deficit	(2,679)	(2,679)

Total shareholders’ equity	169,734	179,929

Total capitalization	$369,863	$377,362

(1)
Changes in As Adjusted column result from (i) the exercise by Mr. Dworman on March 19, 2004 of options to purchase 1,000,000 common shares at an exercise price of $7.50 per share and (ii) the conversion by Mr. Dworman of 390,000 OP Units for 390,000 common shares. The As Adjusted amounts do not reflect the conversion by Mr. Dworman and entities controlled by Mr. Dworman on March 19, 2004 of an additional 158,614 OP Units into 158,614 common shares.

Back to Contents

SELLING SHAREHOLDERS

We will not receive any proceeds from the sale of our common shares by the selling shareholders.

The following table sets forth certain information regarding the selling shareholders as of March 25, 2004:

Name	Shares Beneficially Owned Prior to this Offering		Shares to be Sold in this Offering	Shares to be Sold Pursuant to Over-Allotment Option, if Exercised	Number of Shares to Be Beneficially Owned After this Offering(1)		Percentage to Be Beneficially Owned After the Offering(1)

Yale University	8,825,753	(2)	3,435,212	564,316	5,225,753	(3)	17.62	%(4)
Yale University Retirement Plan for Staff Employees	403,994		164,788	27,070	239,206		*
Ross Dworman	1,560,914	(5)	1,400,000	158,614	160,914		*

TOTALS			5,000,000	750,000

(*)	Less than 1%.
(1)
Number and percentage of shares to be beneficially owned after this offering assumes the underwriters’ over-allotment option to purchase additional common shares from the selling shareholders is not exercised.

(2)
Includes 403,994 common shares owned by Yale University Retirement Plan for Staff Employees. Yale University disclaims beneficial ownership of the 403,994 common shares owned by Yale University Retirement Plan for Staff Employees.

(3)	Includes 239,206 common shares owned by Yale University Retirement Plan for Staff Employees. Yale University disclaims beneficial ownership of these 239,206 common shares.
(4)	Assuming exercise of the underwriters’ over-allotment option in full, Yale University would beneficially own 4,634,367 or 15.63% of our outstanding common shares.
(5)
On March 19, 2004, Mr. Dworman and certain entities controlled by Mr. Dworman converted 1,000,000 share options and 548,614 OP Units held by them in connection with Mr. Dworman’s resignation from our Board of Trustees and in connection with this offering. Common shares deemed to be beneficially owned by Mr. Dworman include 2,300 OP Units which are immediately exchangeable into a like number of common shares, which OP Units are held of record by The RD Foundation Inc. Mr. Dworman is the President and a Director of The RD Foundation Inc. and its sole member. Mr. Dworman disclaims beneficial ownership of the 2,300 OP Units held by The RD Foundation.

As of March 25, 2004, we had 29,100,798 common shares outstanding and 549,662 OP Units outstanding. In the table above, the amounts and percentages of common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person may be deemed a beneficial owner within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which the person has no economic interest.

Back to Contents

PRICE RANGE OF COMMON SHARES AND DIVIDENDS

Our common shares are traded on the New York Stock Exchange under the symbol “AKR”. On March 25, 2004, the last reported sale price of our common shares was $14.07 per share. The following table sets forth the high and low closing sale prices for our common shares for the periods indicated as reported on the New York Stock Exchange and the dividends declared by us on our common shares during each such period.

Calendar Period	High	Low	Dividend(1)

2004
First Quarter (through March 25, 2004)	$15.00	$12.41	$0.160	(2)

2003
Fourth Quarter	$12.68	$10.81	$0.160
Third Quarter	11.50	9.06	0.145
Second Quarter	9.25	8.02	0.145
First Quarter	8.15	7.40	0.145

2002
Fourth Quarter	$7.79	$6.77	$0.130
Third Quarter	8.15	6.87	0.130
Second Quarter	8.65	6.45	0.130
First Quarter	7.59	6.16	0.130

(1)	All dividends that were declared were paid in the subsequent quarter.
(2)	On February 26, 2004, our board of trustees declared a quarterly dividend of $0.16 per share payable April 15, 2004 to shareholders of record on March 31, 2004.

Back to Contents

OUR COMPANY

We were formed on March 4, 1993 as a Maryland REIT. We are a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of neighborhood and community shopping centers. We currently operate 62 properties, which we own or have an ownership interest in, consisting of 58 neighborhood and community shopping centers, one enclosed mall, one mixed-use property (retail/residential) and two multi-family properties, which are located primarily in the Northeast, Mid-Atlantic and Midwestern regions of the United States and, in total, comprise approximately nine million square feet.

All of our assets are held by, and all of our operations are conducted through, Acadia Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”) and its majority-owned subsidiaries. As of December 31, 2003, we controlled 96% of the Operating Partnership as the sole general partner. As the general partner, we are entitled to share, in proportion to our percentage interest, in the cash distributions and profits and losses of the Operating Partnership. The limited partners represent entities or individuals who contributed their interests in certain properties or partnerships to the Operating Partnership in exchange for common or preferred units of limited partnership interest (“Common OP Units” or “Preferred OP Units”). Limited partners holding Common OP Units are generally entitled to exchange their units on a one-for-one basis for our common shares.

On August 12, 1998, we completed a major reorganization (“RDC Transaction”) in which we acquired 12 shopping centers, five multi-family properties and a 49% interest in one shopping center along with certain third party management contracts and promissory notes from real estate investment partnerships (“RDC Funds”) managed by affiliates of RD Capital, Inc. In exchange for these and a cash investment of $100.0 million, we issued 11.1 million Common OP Units and 15.3 million common shares to the RDC Funds. These common shares were distributed to the respective limited partners of the RDC Funds during 2000. After giving effect to the conversion of the Common OP Units the RDC Funds beneficially owned 72% of the common shares as of the closing of the RDC Transaction. During February 2003, we issued additional Common OP Units and cash valued at $2.8 million to certain limited partners in connection with our obligation under the RDC Transaction. The payment was due upon the commencement of rental payments from a designated tenant at one of the properties acquired in the RDC Transaction.

We issued a total of 2,212 Series A Preferred OP Units in November 1999 in connection with the acquisition of all the partnership interests of the limited partnership which owns the Pacesetter Park Shopping Center. These units have a stated value of $1,000 each and are entitled to a quarterly preferred distribution of the greater of (i) $22.50 (9% annually) per Preferred OP Unit or (ii) the quarterly distribution attributable to a Preferred OP Unit if such unit were converted into a Common OP Unit. The Preferred OP Units are currently convertible into Common OP Units based on the stated value divided by $7.50. After the seventh anniversary following their issuance, either we or the holders can call for the conversion of the Preferred OP Units at the lesser of $7.50 or the market price of our common shares as of the conversion date. A total of 1,580 Series A Preferred OP Units were outstanding as of December 31, 2003 following the conversion of 632 Preferred OP Units to Common OP Units during 2003.

During 2001, certain of our larger shareholders expressed a desire for liquidity. We determined that it was in the best interest of our Company to provide an opportunity for shareholders wishing to sell their common shares to be able to do so in a manner that would not negatively impact our share price. Furthermore, we believed that while providing this liquidity to some shareholders, it would be at an attractive price that would benefit our remaining shareholders. Upon completion of the “Modified Dutch Auction” tender offer (the “Tender Offer”) in February 2002, we purchased 4,136,321 common shares and 1,387,653 Common OP Units (collectively, “Shares”), at a purchase price of $6.05. This included 600,000 Shares purchased from Ross Dworman, former Chairman of our Board of Trustees, who participated in the Tender Offer. This also included 139,359 Shares purchased pursuant to our right to purchase up to an additional 2% of our common shares outstanding. The aggregate purchase price paid for the 5,523,974 Shares was $33.4 million.

Our acquisition program is executed primarily through our existing acquisition joint venture, AKR Fund I. From the inception of AKR Fund I in 2001 through December 31, 2003, we have contributed $10.5 million

Back to Contents

to AKR Fund I which principally represents our share of the acquisition costs of three portfolios, one of which was acquired in 2002 and the balance in January 2003. For the year ended December 31, 2003, AKR Fund I provided us with incremental FFO of $4.1 million, including asset management fees of $1.1 million and property management and leasing fees of $0.6 million. We are entitled to receive a pro rata share of distributions from AKR Fund I plus a promote, as well as asset management, property management, leasing and construction fees. Due to the promoted equity structure and fees, combined with our small market capitalization, our modest investment in AKR Fund I has had a positive impact on our earnings.

On January 27, 2004, we entered into a new venture with Klaff Realty, L.P. (“Klaff”) and Klaff’s long-time capital partner Lubert-Adler Management, Inc. (“Lubert-Adler”) for the purpose of making investments in surplus or underutilized properties owned or controlled by retailers. The initial size of the KLA Venture is targeted to be approximately $300 million in equity, based on anticipated investments of approximately $1 billion. The KLA Venture is currently exploring investment opportunities, but has not yet made any investments. Each participant in the KLA Venture has the right to opt out of any potential investment.

We also acquired Klaff’s rights to provide asset management, leasing, disposition, development and construction services (“Management Rights”) for an existing portfolio of retail properties and/or leasehold interests comprised of approximately 10 million square feet of retail space located throughout the United States (the “Klaff Properties”). The acquisition involves only the Management Rights associated with operating the Klaff Properties and does not include equity interests in the assets owned by Klaff or Lubert-Adler. The Operating Partnership issued $4.0 million of Series B Preferred OP Units to Klaff in consideration of the Management Rights. These management activities will be conducted through a taxable REIT subsidiary.

These units have a stated value of $1,000 each and are entitled to a quarterly preferred distribution of the greater of (i) $13.00 (5.2% annually) per Preferred OP Unit or (ii) the quarterly distribution attributable to a Preferred OP Unit if such unit were converted into a Common OP Unit. The Preferred OP Units are convertible into Common OP Units based on the stated value of $1,000 divided by $12.82. However, upon conversion to Common OP Units, such Common OP Units are restricted from sale until January 27, 2007. Additionally, the holder of the Preferred OP Units may cause us to redeem the Preferred OP Units at par for either cash or Common OP Units (at our option) after the earlier of the third anniversary of their issuance, or the occurrence of certain events including a change in control of our Company. Finally, after the fifth anniversary of the issuance, we may redeem the Preferred OP Units and convert them into Common OP Units at market value as of the redemption date. In response to a subsequent request from Klaff, our Board of Trustees approved a waiver on February 24, 2004 which allows Klaff to redeem 1,500 Preferred OP Units for cash at any time.

We and AKR Fund I, as well as possible subsequent joint venture funds sponsored by us, anticipate investing 20% of the equity of the KLA Venture. Cash flow is to be distributed to the partners in accordance with their capital accounts until they have received a 10% cumulative return and a full return of all contributions. Thereafter, remaining cash flow is to be distributed 20% to Klaff (“Klaff’s Promote”) and 80% to the partners (including Klaff). Remaining cash flow attributable to up to $20.0 million of our contributed capital is not subject to Klaff’s Promote. We will also earn, through a taxable REIT subsidiary, market-rate fees for property management, leasing and construction services on behalf of the Venture.

PROPERTY SUMMARY

The discussion and tables below include six properties held through joint ventures in which we own a partial interest (“Joint Venture Portfolio”). Except where noted, the following does not include our partial interest in 25 anchor-only leases with Kroger and Safeway supermarkets, as the majority of these properties are free-standing and all are triple-net leases.

Shopping Center Properties

As of December 31, 2003, we owned and operated, directly and through joint ventures, 35 shopping centers, which include a mixed-use property (retail and residential) and three properties under redevelopment. Our shopping centers, which total approximately 6.5 million square feet of gross leasable area (“GLA”), are

Back to Contents

located in 12 states and are generally well-established, anchored community and neighborhood shopping centers. The properties are diverse in size, ranging from approximately 31,000 to 614,000 square feet. As of December 31, 2003, our wholly-owned portfolio and the Joint Venture Portfolio were approximately 88% and 98% occupied, respectively. Our shopping centers are typically anchored by necessity-based or value-oriented retailers.

We had approximately 500 leases as of December 31, 2003, of which 63%, 24% and 13% of the rental revenues received thereunder were from national, regional and local tenants, respectively. A majority of the income from the properties consists of rent received under long-term leases. Most of these leases provide for the payment of fixed minimum rent monthly in advance and for the payment by tenants of a pro-rata share of the real estate taxes, insurance, utilities and common area maintenance of the shopping centers. Minimum rents and expense reimbursements accounted for approximately 92% of our total revenues for the year ended December 31, 2003.

As of December 31, 2003, a number of our existing leases also provided for the payment of percentage rents either in addition to, or in place of, minimum rents. These arrangements generally provide for payment to us of a certain percentage of a tenant’s gross sales in excess of a stipulated annual amount.

Three of our shopping center properties are subject to long-term ground leases in which a third party owns and has leased the underlying land to us. We pay rent for the use of the land and are responsible for all costs and expenses associated with the building and improvements.

No individual property contributed in excess of 10% of our total revenues for the years ended December 31, 2003, 2002 and 2001.

Back to Contents

The following sets forth more specific information with respect to each of our shopping centers at December 31, 2003:

Wholly-Owned Properties

(GLA in thousands) Shopping Center Region	Location	Year Constructed(C) Acquired(A)		Ownership Interest	GLA	Occupancy (1)	Anchor Tenants (2) Current Lease Expiration/ Lease Option Expiration

NEW ENGLAND

Connecticut
239 Greenwich Avenue	Greenwich	1998 (A)		Fee	17(3)	100%	Restoration Hardware 2015/2025 Chico’s Fashion 2010/2020
Town Line Plaza	Rocky Hill	1998 (A	)	Fee	206(4)	100%	Stop & Shop 2023/2063(5) WalMart(4)

Massachusetts
Methuen Shopping Center	Methuen	1998 (A	)	LI/Fee(7)	130	100%	WalMart 2011/2051 DeMoulas Market 2005/2015
Crescent Plaza	Brockton	1984 (A	)	Fee	218	100%	Home Depot 2021/2051 Shaw’s 2012/2042

Rhode Island
Walnut Hill Plaza	Woonsocket	1998 (A	)	Fee	286	100%	Sears 2008/2033 Shaw’s 2013/2043

Vermont
The Gateway Shopping Center	South Burlington	1999 (A)		Fee	101(6)	84%	Shaw’s 2024/2054

NEW YORK

New Jersey
Berlin Shopping Center	Berlin	1994 (A	)	Fee	189	80%	Kmart 2004/2029 Acme 2005/2015
Elmwood Park Shopping Center	Elmwood Park	1998 (A	)	Fee	150	100%	Pathmark 2017/2052 Walgreen’s 2022/2062
Ledgewood Mall	Ledgewood	1983 (A	)	Fee	516	88%	The Sports’ Authority 2007/2037 Macy’s 2005/2025 WalMart 2019/2049 Circuit City 2020/2040 Marshall’s 2007/2027
Marketplace of Absecon	Absecon	1998 (A	)	Fee	105	93%	Eckerd Drug 2020/2040 Acme 2015/2055

New York
Branch Shopping Plaza	Smithtown	1998 (A	)	LI (7)	126	96%	Waldbaum’s 2013/2028
New Loudon Center	Latham	1982 (A	)	Fee	254	75%	Price Chopper 2015/2035 Marshall’s 2014/2029(8) Bon Ton 2014/2034 (8)

Village Commons Shopping Center	Smithtown	1998 (A)		Fee	87	96%	Daffy’s 2008/2028 Walgreens 2021/none
Soundview Marketplace	Port Washington	1998 (A	)	LI/Fee (7)	182	92%	King Kullen 2007/2042 Clearview Cinema 2010/2030
Pacesetter Park Shopping Center	Pomona	1999 (A	)	Fee	96	84%	Stop & Shop 2020/2040

MID-ATLANTIC

Pennsylvania
Abington Towne Center	Abington	1998 (A	)	Fee	217(9)	98%	TJ Maxx 2010/2020 Target (9)
Blackman Plaza	Wilkes-Barre	1968 (C	)	Fee	121	92%	Kmart 2004/2049 (10)

Bradford Towne Centre	Towanda	1993 (C)		Fee	257	89%	Kmart 2019/2069 P&C Foods 2014/2024 (16)
East End Centre	Wilkes-Barre	1986 (C)		Fee	308	52%	Price Chopper 2008/2028
Greenridge Plaza	Scranton	1986 (C)		Fee	198	53%	Giant Food 2021/2051
Luzerne Street Shopping Center	Scranton	1983 (A)		Fee	58	94%	Price Chopper 2004/2024 (11) Eckerd Drug 2004/2019
Mark Plaza	Edwardsville	1968 (C)		LI/Fee (7)	214	91%	Kmart 2004/2054 (10) Redner’s Markets 2018/2028
Pittston Plaza	Pittston	1994 (C)		Fee	79	98%	Redner’s Markets 2018/2028 Eckerd Drug 2006/2016
Plaza 422	Lebanon	1972 (C)		Fee	155	69%	Home Depot 2028/2058 (12)
Route 6 Mall	Honesdale	1994 (C)		Fee	176	99%	Kmart 2020/2070

Back to Contents

Shopping Center Region	Location	Year Constructed(C) Acquired(A)		Ownership Interest	GLA		Occupancy (1)	Anchor Tenants (2) Current Lease Expiration Lease Option Expiration

MIDWEST

Illinois
Hobson West Plaza	Naperville	1998 (A	)	Fee	99		99%	Bobak’s Market & Restaurant 2007/2032

Indiana Merrillville Plaza	Merrillville	1998 (A	)	Fee	236		100%	JC Penney 2008/2018 Office Max 2008/2028 TJ Maxx 2004/2014

Michigan
Bloomfield Town Square	Bloomfield Hills	1998 (A	)	Fee	217		88%	TJ Maxx 2009/2014 Marshalls 2011/2026 Home Goods 2010/2025

Ohio
Mad River Station	Dayton	1999 (A	)	Fee	154	(13)	80%	Office Depot 2005/2010 Babies ‘R’ Us 2005/2020

	Wholly-owned portfolio				5,153		88%

Joint Venture Properties

NEW YORK

New York
Crossroads Shopping
Center	White Plains	1998 (A	)	49%	311		99%	Kmart 2012/2037 Waldbaum’s 2007/2032 B. Dalton 2012/2022 Modell’s 2009/2019 Pay Half 2018/none

MIDWEST

Ohio
Amherst Marketplace	Cleveland	2002 (A)		22%	80		100%	Giant Eagle 2021/2041
Granville Centre	Columbus	2002 (A)		22%	132		88%	Big Bear 2020/2050 (14) California Fitness 2017/2027
Sheffield Crossing	Cleveland	2002 (A	)	22%	113		94%	Giant Eagle 2022/2042

MID-ATLANTIC

Delaware
Brandywine Town Center	Wilmington	2003 (A	)	22%	614	(15)	99%	Target 2018/2068 Lowe’s Home Centers 2018/2048 Dick’s Sporting Goods 2013/2028 Bed Bath & Beyond 2014/2029 Old Navy (Gap) 2011/2016
Market Square Shopping Center	Wilmington	2003 (A	)	22%	88		100%	Trader Joe’s 2013/2028 TJ Maxx 2006/2016

	Joint Venture Portfolio				1,337		98%

(1)	Does not include space leased but not yet occupied by the tenant.
(2)	Generally, anchors represent those tenants whose leases comprise at least 10% of the GLA of the center.
(3)	In addition to the 17 square feet of retail GLA, this property also has 21 apartments comprising 14 square feet.
(4)	Includes a 93 square foot WalMart which is not owned by us.
(5)
Following the recapture, demolition and reconstruction of the existing supermarket building, a new Super Stop & Shop supermarket will open at this center during the first quarter of 2005. Although not yet open, rent has commenced pursuant to the lease.

(6)
The newly built 72 square foot Shaw’s supermarket opened during the second quarter 2003 at this redevelopment project. The balance of the newly constructed small shop space is in its initial lease-up phase.

(7)	We are a ground lessee under a long-term ground lease.
(8)
The Bon Ton Department Store opened for business in 66 square feet on November 21, 2003 as part of the redevelopment of this property. Additional space which has been leased, but is not yet occupied consists of approximately 11 square feet to Marshall’s, an existing tenant at the center, which will be expanding its current 26 square foot store to 37 square feet, and 49 square feet to Raymour and

Back to Contents

Flanigan Furniture. Following these tenants taking occupancy in mid-2004, this community shopping center will be 100% leased.
(9)	Includes a 158 square foot Target Store that is not owned by us.
(10)	Kmart has notified us of its intentions to exercise its option to renew the lease upon expiration of the current lease term.
(11)	This tenant has ceased operating in their space but continues to pay rent pursuant to the lease.
(12)
Home Depot opened in 104 square feet at this shopping center redevelopment in December 2003. In connection with the project, we also recaptured another 48 square feet of space, for which re-leasing is underway.

(13)	The GLA for this property includes 28 square feet of office space.
(14)
This is a subsidiary of Penn Traffic, which is currently operating under Chapter 11 bankruptcy. Penn Traffic continues to operate at the Bradford Towne Centre, but has neither accepted nor rejected this lease. Penn Traffic ceased operations at the Granville Centre and rejected the lease at this location on February 20, 2004.

(15)	Does not include 240 square feet of space in Phase II of the Brandywine Town Center, which will be paid for by us on an earn-out basis only if, and when, it is leased.

Multi-family Properties

We own two multi-family properties located in the Mid-Atlantic and Midwest regions. The properties, as of December 31, 2003, had a weighted average occupancy rate of 94%. The following sets forth more specific information with respect to each of our multi-family properties at December 31, 2003:

Multi-Family Property	Year Acquired	Ownership Interest	Units	% Occupied

Columbia, Missouri
Gate House, Holiday House, Tiger Village and Colony Apartments(1)	1998	Fee	874	98%
Winston Salem, North Carolina
Village Apartments	1998	Fee	600	89%

Total/weighted average			1,474	94%

(1)	We own four contiguous residential complexes in Columbia, Missouri which, although owned in two separate entities, are managed as a single property and therefore reflected as such.

Major Tenants

No individual retail tenant accounted for more than 4.7% of minimum rents or more than 9.9% of total leased GLA as of and for the year ended December 31, 2003. The following table sets forth certain information for our 24 largest retail tenants based upon minimum rents in place as of December 31, 2003. The table includes leases related to our partial interest in 25 anchor-only leases with Kroger and Safeway supermarkets. The amounts below include our pro-rata share of GLA and annualized base rent for our partial ownership interest in our joint venture properties:

Back to Contents

				Percentage of Total Represented by Retail Tenant
Retail Tenant	Number of Stores in Portfolio	Total GLA (2)	Annualized Base Rent (1)(2)	Total Portfolio GLA (2)	Annualized Base Rent (2)

	(GLA and rent in thousands)
Shaw’s	3	175	$2,337	3.0%	4.7%
Kmart	6	570	2,148	9.9%	4.3%
T.J. Maxx	9	245	1,923	4.3%	3.9%
Ahold (Giant, Stop & Shop) (3)	3	179	1,549	3.1%	3.1%
WalMart	2	210	1,515	3.6%	3.1%
Price Chopper (4)	3	168	1,296	2.9%	2.7%
A&P / Waldbaum’s	2	82	1,168	1.4%	2.4%
Eckerd Drug (5)	8	90	1,054	1.6%	2.1%
Home Depot	2	211	1,010	3.7%	2.0%
Pathmark	1	48	955	0.8%	1.9%
Restoration Hardware	1	12	930	0.2%	1.9%
Acme (Albertson’s)	2	76	919	1.3%	1.9%
Redners Supermarket	2	112	863	2.0%	1.7%
Safeway (6)	13	104	832	1.8%	1.7%
Kroger (7)	12	122	829	2.1%	1.7%
KB Toys (8)	6	46	669	0.8%	1.4%
Macy’s	1	73	611	1.3%	1.2%
Clearview Cinema (9)	1	25	596	0.5%	1.2%
JC Penney	2	73	592	1.3%	1.2%
Payless Shoe Source	12	41	589	0.7%	1.2%
Walgreen’s	2	24	589	0.4%	1.2%
King Kullen	1	48	563	0.8%	1.1%
Blockbuster Video	5	23	505	0.4%	1.0%
Fashion Bug (Charming Shoppes) (10)	9	88	470	1.5%	1.0%

Total	108	2,845	$24,512	49.4%	49.6%

(1)	Base rents do not include percentage rents (except where noted), additional rents for property expense reimbursements, and contractual rent escalations due after December 31, 2003.
(2)	Represents total GLA and annualized base rent for our retail properties including our pro-rata share of joint venture properties.
(3)	We will be installing a new Super Stop & Shop supermarket in connection with the redevelopment of the property. Although not yet open, rent has commenced pursuant to the lease.
(4)	The tenant is currently not operating the store at the Luzerne Street Shopping Center. It is obligated, and continues, to pay annual minimum rent of $178 until the lease expires on April 30, 2004.
(5)
Subsidiary of JC Penney. The store at the Berlin Shopping Center has ceased operating, but continues to pay annual rent of $30 pursuant to the lease which expires November 30, 2004. The Route 6 Plaza location has been sublet to Advance Auto and expires 2011.

(6)
Safeway has sub-leased seven of these locations to supermarket tenants, one location to a non-supermarket tenant and ceased operations at one other location. Safeway is obligated to pay rent through the full term of all these leases which expire in 2009.

(7)
Kroger has sub-leased four of these locations to supermarket tenants, two locations to a non-supermarket tenant and ceased operations at one other location. Kroger is obligated to pay rent through the full term of these leases which expire in 2009.

(8)	The tenant is currently operating under Chapter 11 bankruptcy and, as of December 31, 2003, has neither affirmed nor rejected its leases at any of its locations.
(9)	Subsidiary of Cablevision.
(10)	This tenant pays percentage rent only (no minimum rent) at four of its locations. Included in the above rent is $245 of percentage rent paid for calendar 2003.

Back to Contents

Lease Expirations

The following table shows scheduled lease expirations for retail tenants in place as of December 31, 2003, assuming that none of the tenants exercise renewal options. Lease expirations for 251,000 square feet of GLA owned by anchor tenants is not included for our wholly-owned portfolio. Leases related to our joint venture properties are shown separately below (GLA and rent in table in thousands):

		Annualized Base Rent (1)		GLA

Leases maturing in:	Number of Leases	Current Annual Rent	Percentage of Total	Square feet	Percentage of Total

Wholly-Owned Portfolio:
2004	65	$2,734	6%	354	8%
2005	54	4,403	10%	434	10%
2006	54	2,447	6%	199	5%
2007	56	4,181	10%	377	9%
2008	57	4,694	11%	424	10%
2009	39	3,354	8%	460	11%
2010	19	2,426	6%	212	5%
2011	18	2,120	5%	195	5%
2012	8	988	2%	73	2%
2013	15	2,312	5%	164	4%
Thereafter	29	13,011	31%	1,366	31%

Total — Wholly-Owned Portfolio	414	$42,670	100%	4,258	100%

Joint Venture Portfolio:
2004	14	$1,554	8%	65	5%
2005	7	516	3%	21	2%
2006	9	760	4%	52	4%
2007	12	1,458	7%	78	6%
2008	11	927	5%	38	3%
2009	4	366	2%	30	2%
2011	5	1,645	9%	73	6%
2012	7	1,752	9%	160	12%
2013	7	2,007	11%	117	9%
Thereafter	15	8,008	42%	673	51%

Total — Joint Venture Portfolio	91	$18,989	100%	1,307	100%

Note:
(1)	Annualized base rent does not include percentage rents, additional rents for property expense reimbursements, and contractual rent escalations due after December 31, 2003.

Back to Contents

Consolidated Indebtedness

(amounts in thousands) Property	Lender	Principal Balance at December 31, 2003	Interest Rate		Maturity Date

FIXED-RATE DEBT

Merrillville Plaza	SunAmerica Life Insurance Co.	$13,425	6.46%		7/1/2007
Crescent Plaza	Metropolitan Life Insurance Co.	8,516	8.13%		11/1/2010
East End Centre	Metropolitan Life Insurance Co.	15,597	8.13%		11/1/2010
GHT Apartments	Bank of America, N.A.	10,817	7.55%		1/1/2011
Colony Apartments	Bank of America, N.A.	5,409	7.55%		1/1/2011
239 Greenwich Avenue	RBS Greenwich Capital	16,000	5.19%		6/1/2013

Interest rate swaps(1)	Fleet National Bank	86,669	6.29%		Various

TOTAL FIXED-RATE DEBT		156,433	6.60%

VARIABLE-RATE DEBT

Berlin Shopping Center	Washington Mutual Bank, F.A.	1,777	L+175		4/1/2005
Bradford Towne Center	Washington Mutual Bank, F.A.	7,264	L+175		4/1/2005
Ledgewood Mall	Washington Mutual Bank, F.A.	29,906	L+175		4/1/2005
New Louden Center	Washington Mutual Bank, F.A.	7,064	L+175		4/1/2005
Route 6 Plaza	Washington Mutual Bank, F.A.	4,674	L+175		4/1/2005
Village Apartments	Sun America Life Insurance Co.	9,191	L+173		10/1/2005
Abington Towne Center(2)	Fleet National Bank		L+175		1/1/2007
Branch Shopping Center(2)	Fleet National Bank	12,009	L+175		1/1/2007
Methuen Shopping Center(2)	Fleet National Bank		L+175		1/1/2007
Walnut Hill Plaza(3)	Washington Mutual Bank, F.A.	6,775	L+185		1/1/2007
Bloomfield Town Square(3)	Washington Mutual Bank, F.A.	13,308	L+185		1/1/2007
Town Line Plaza(4)	Fleet National Bank	4,865	L+175		3/15/2007
Gateway Shopping Center(5)	Fleet National Bank	6,256	L+175		5/1/2007
Village Commons Shopping Center	Fleet National Bank	8,992	L+175		6/1/2007
Elmwood Park Shopping Center(6)	Washington Mutual Bank, F.A.	—	L+150		11/22/2007
Marketplace of Absecon(7)	Fleet National Bank	—	L+150		3/1/2008
Soundview Marketplace(8)	Fleet National Bank	8,599	L+140		12/1/2008

Interest rate swaps	Fleet National Bank	(86,669)

TOTAL VARIABLE-RATE DEBT		34,011	2.92	%(9)

TOTAL PORTFOLIO DEBT		$190,444	5.95%

(1)	We hedged $86,669 of our variable-rate debt with five variable to fixed-rate swap agreements as follows:

Notional principal	All-in Rate	Spread	Swap rate	Maturity Date

$ 30,000	6.55%	1.75%	4.80%	4/1/2005
20,000	6.28%	1.75%	4.53%	10/1/2006
15,605	6.17%	1.85%	4.32%	1/1/2007
12,072	5.86%	1.75%	4.11%	1/1/2007
8,992	6.22%	1.75%	4.47%	6/1/2007

$ 86,669	6.29%	1.77%	4.52%

Subsequent to December 31, 2003, we entered into four forward starting swap agreements as follows:

Commencement Date	Maturity Date	Notional Principal	Rate

4/1/2005	1/1/2011	$37,667	4.345%
10/2/2006	10/1/2011	11,410	4.895%
10/2/2006	1/1/2010	4,640	4.710%
6/1/2007	3/12/2012	8,434	5.140%

These swap agreements have been executed in contemplation of the finalization of the extension and modification of certain mortgage loans currently being negotiated.

Back to Contents

(2)
There is an additional $7,650 currently available under this facility which we are required to fully draw down prior to December 2004. An additional $3,000 (net of a $150 holdback) is available through December 2004 based upon additional lease-up at the collateral properties.

(3)	There is an additional $5,000 (less certain holdbacks totalling $600) currently available under this facility which we are required to fully draw down prior to December 2004.
(4)	There is an additional $2,000 available under this facility which is also periodically used for standby letters of credit.
(5)	There is an additional $3,000 available under this facility.
(6)	This is a revolving facility for up to $20,000 which bears interest at LIBOR plus 170 basis points (3.30% all-in rate floor). Subsequent to December 31, 2003, we drew $4,500 under this facility.
(7)
This is a revolving facility for up to $7,400 which bears interest at LIBOR plus 150 basis points (175 basis points if the loan to collateral value is greater than 50%). Subsequent to December 31, 2003, we drew $4,500 under this facility.

(8)	There is an additional $5,000 available under this facility.
(9)	LIBOR as of December 31, 2003 plus applicable spread.

Back to Contents

Joint Venture Indebtedness

(amounts in thousands) FIXED-RATE DEBT	Lender	Acadia Realty Trust Ownership	Principal Balance at December 31, 2003	Acadia’s Prorata Share	Interest Rate		Maturity Date

Crossroads Shopping Center (1)	Bank of New York	49.0%	$32,961	$16,151	7.16%		10/1/2007
Brandywine Town Center	UBS Warburg Real Estate Investments, Inc.	22.2%	30,000	6,667	4.69%		2/11/2008
Kroger Portfolio (2)	Cortlandt Deposit Corporation	22.2%	14,850	2,475	6.62%		2/1/2009
Safeway Portfolio (2)	Cortlandt Deposit Corporation	22.2%	14,678	2,446	6.51%		1/15/2009
Brandywine Town Center	UBS Warburg Real Estate Investments, Inc.	22.2%	21,468	4,771	7.01%		7/11/2012
Market Square Shopping Center	UBS Warburg Real Estate Investments, Inc.	22.2%	16,287	3,619	7.32%		6/11/2012
Amherst Marketplace	The Ohio National Life Insurance Company	22.2%	4,916	1,092	8.20%		6/1/2022
Sheffield Crossing	Canada Life Insurance Company	22.2%	7,299	1,622	8.00%		1/1/2023

TOTAL/WEIGHTED AVERAGE — FIXED-RATE UNCONSOLIDATED DEBT			142,459	38,843	6.72%

VARIABLE-RATE DEBT

Granville Center	Bank One, NA
		22.2%	5,835	1,297	3.12%	(3)	10/5/2007

TOTAL/WEIGHTED AVERAGE — ALL UNCONSOLIDATED DEBT			$148,294	$40,140	6.61%	(4)

(1)	Although this is variable-rate debt, we have effectively fixed our pro rata share of debt through two swap transactions. $5,000 is fixed at 7.53% and the remaining balance is fixed at 6.99%.
(2)	AmCap, AKR Fund I’s joint venture partner on this investment, is allocated 25% of the debt and equity. As such, AKR Fund I’s pro-rata share of this debt is 75% x 22.22%.
(3)	Interest rate is LIBOR as of December 31, 2003 plus a 200 bp spread.
(4)	LIBOR as of December 31, 2003 plus applicable spread.

Back to Contents

Future Debt Maturities

(amounts in thousands) Consolidated Debt

Year	Scheduled Amortization	Maturities	Total

2004	$3,580	$—	$3,580
2005	2,775	57,769	60,544
2006	2,445	—	2,445
2007	1,396	61,250	62,646
2008	1,168	7,976	9,144
Thereafter	2,975	49,110	52,085

	$14,339	$176,105	$190,444

Unconsolidated Debt (Joint Ventures) (1)

2004	$1,325	$—	$1,325
2005	1,372	—	1,372
2006	1,418	—	1,418
2007	1,245	16,033	17,278
2008	1,017	6,667	7,684
Thereafter	3,620	7,443	11,063

	$9,997	$30,143	$40,140

Capitalized interest related to our development projects is as follows:

(in thousands)

1st Quarter 2003	$187
2nd Quarter 2003	76
3rd Quarter 2003	61
4th Quarter 2003	79

Year-to-Date	$403

(1)	The above amounts represent our pro-rata share of joint venture mortgage debt.

Back to Contents

MANAGEMENT

The following table sets forth certain information concerning our trustees and executive officers:

Name	Age	Office

Kenneth F. Bernstein	42	Trustee and Chief Executive Officer
Martin L. Edelman	61	Trustee(1)
Alan S. Forman	38	Trustee
Marvin J. Levine	53	Trustee(1)
Lawrence J. Longua	62	Trustee(1)
Gregory A. White	46	Trustee(1)
Lee S. Wielansky	51	Trustee Independent Lead Trustee
Douglas Crocker II	63	Trustee
Lorrence T. Kellar	66	Trustee
Michael Nelsen	57	Senior Vice President and Chief Financial Officer
Joel Braun	52	Senior Vice President and Chief Investment Officer
Joseph Hogan	54	Senior Vice President and Director of Construction
Robert Masters	59	Senior Vice President, General Counsel and Secretary
Joseph Napolitano	39	Senior Vice President and Director of Operations
Joseph Povinelli	47	Senior Vice President and Director of Leasing

(1)	Will not be nominated for re-election at the 2004 Annual Meeting of Shareholders. See “Recent Developments.”

Kenneth F. Bernstein, age 42, has been Chief Executive Officer since January of 2001. Previously, he had been President of our Company since August 1998, when we acquired substantially all of the assets of RDC. Mr. Bernstein is responsible for strategic planning as well as overseeing the day-to-day activities of our Company including operations, acquisitions and capital markets. From 1990 to August 1998, Mr. Bernstein was the Chief Operating Officer of RDC. In such capacity, he was responsible for overseeing the day-to-day operations of RDC and its management companies, Acadia Management Company LLC and Sound View Management LLC. Prior to joining RDC, Mr. Bernstein was associated with the New York law firm of Battle Fowler, LLP, from 1986 to 1990. Mr. Bernstein received his Bachelor of Arts Degree from the University of Vermont and his Juris Doctorate from Boston University School of Law.

Martin L. Edelman, age 61, has been a trustee since August 1998, and is Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, in its New York City office, which has been our outside counsel since August 1998. He is one of the managing partners of Chartwell Hotel Associates, which owns and operates in excess of 25 hotels in the U.S. and Chartwell de Mexico, a company which owns and operates hotels in Mexico. He has been involved in all aspects of real estate transactions including acquisitions, dispositions and financings. Mr. Edelman is a graduate of Princeton University (1963) and Columbia University School of Law (1966). He is currently a director of Capital Trust and Cendant Incorporated. Mr. Edelman is one of the founders of the Jackie Robinson Foundation and a member of the Board of The Intrepid Museum Foundation.

Alan S. Forman, age 38, has been a trustee since August 2002. Mr. Forman is a Director of the Yale University Investments Office, with general responsibility for the Yale Endowment’s $1.4 billion portfolio of real estate investments. Mr. Forman received his B.A. degree from Dartmouth College in 1987 and an M.B.A. degree from Stern School of Business at New York University in 1990. Later that year, he joined the Yale University Investments Office as a Financial Analyst. In 1993, he was awarded the Chartered Financial Analyst (CFA) designation by the Association for Investment Management and Research (AIMR) after completing the requisite examinations.

Marvin J. Levine, age 53, has been a trustee since our inception. Since June 1, 2001, Mr. Levine has been Of Counsel to the firm of Wachtel & Masyr, LLP. From February 1, 2000 until March 31, 2001, Mr. Levine was Of Counsel to the firm of Blackwell Sanders Peper Martin in its Omaha, Nebraska office. From July 1997 to January 31, 2000, Mr. Levine was a partner in the New York City law firm of Wachtel & Masyr, LLP. Previously, he had been a partner in the New York City law firms of Gold & Wachtel, LLP for

Back to Contents

three years and, prior to that, he was at Stadtmauer, Bailkin, Levine & Masyr for more than five years. Mr. Levine represented Mark Development Group (MDG), our Company’s predecessor, from 1982 until our initial public offering. Mr. Levine renders certain legal services to us.

Lawrence J. Longua, age 62, has been a trustee since our inception. Mr. Longua is a Senior Managing Director of Newmark & Co. Real Estate, Inc., a national full service real estate leasing, management and advisory company, in Newmark’s Capital Group, providing investment sales and financing services to Newmark clients. Additionally, Mr. Longua is a Clinical Associate Professor in the Masters in Real Estate Program of the Real Estate Institute, New York University, a Director of the Institute’s REIT Center and an Adjunct Professor in the Finance Department of the Leonard N. Stern Business School of New York University. Mr. Longua has over 35 years of commercial real estate experience in New York, primarily with major foreign and domestic commercial banks in lending, debt resolution, debt syndication and loan participation sales and whole loan placement. Mr. Longua is former President and current Governor of the Mortgage Bankers Association of New York, Chairman of the MBA of New York Scholarship Foundation, member of the Real Estate Board of New York and former member of the Board of Directors, Association of Foreign Investors in U.S. Real Estate (AFIRE).

Gregory A. White, age 46, has been a trustee since August 1998. As of January 2003 Mr. White is the founding partner and Managing Director of Prima Capital Advisors and Investment Management Company, specializing in the investment in commercial mortgage whole loans and commercial mortgage backed securities. Prima acquired the commercial Mortgage Pension Fund Advisory contracts from Conning Asset Management Company, Mr. White’s former employer. Mr. White was a founding partner and Managing Director of Schroder Mortgage Associates (“Schroder”) in New York, New York, from 1992 until Conning’s acquisition of Schroder in August 1998. Mr. White was associated with Schroder from 1992 to 1998. Schroder was an investment adviser that specialized in commercial mortgages and commercial mortgage backed securities. From 1982 to 1992, Mr. White was with Salomon Brothers Inc.’s real estate finance department, eventually serving as a Managing Director. Mr. White also serves as a trustee of New Plan Realty Trust. He has a B.S. degree in civil engineering from Tufts University and an MBA from the Wharton School of Business. Mr. White is a visiting professor of real estate finance at New York University.

Lee S. Wielansky, age 51, has been a trustee since May 2000. Mr. Wielansky is Chairman and Chief Executive Officer of Midland Development Group, Inc., which focuses on the development of retail properties in the Mid-West. From November 2000 to March 2003, Mr. Wielansky served as Chief Executive Officer and President of JDN Development Company, Inc. and a director of JDN Realty Corporation through its merger with Developers Diversified Realty Corporation in 2003. He was also a founding partner and Chief Executive Officer of Midland Development Group, Inc. from 1983 through 1998 when the company was sold to Regency Centers Corporation. Since 1990, Mr. Wielansky has been a director of Allegiant Bancorp, Inc., a director of the bank’s holding company and a member of its executive committee, and since 1999, its Vice Chairman.

Douglas Crocker II, age 63, has been a trustee since November 2003. Mr. Crocker was most recently the Chief Executive Officer of Equity Residential, a multi-family residential REIT. During Mr. Crocker’s tenure, Equity Residential grew from 21,000 apartments with a total market cap of $700 million to a $17 billion company with over 225,000 apartments. Mr. Crocker was also a former Managing Director of Prudential Securities, and from 1982 to 1992 served as Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance. From 1979 to 1982 Mr. Crocker was President of American Invesco, the nation’s largest condominium conversion company, and from 1969 to 1979 served as Vice President of Arlen Realty and Development Company. He currently sits on the boards of real estate companies Ventas, Wellsford Real Properties, Reckson Associates and Prime Group Realty Trust and also serves on the board of National Water and Power, Inc. Mr. Crocker has been a five-time recipient of Commercial Property News’ Multifamily Executive of the Year Award, a three-time winner of their REIT Executive of the Year Award and three-time winner of Realty Stock Review’s Outstanding CEO Award. He has over forty years of real estate experience.

Lorrence T. Kellar, age 66, has been a trustee since November 2003. Mr. Kellar is currently Vice President, Retail Development for Continental Properties and is a director of Multi-Color Corporation

Back to Contents

(Chairman), Frisch’s Restaurants, and Spar Group, Inc. Prior to joining Continental Properties, Mr. Kellar served as Vice President of Real Estate with Kmart Corporation from 1996 to 2002. From 1965 to 1996, Mr. Kellar served with The Kroger Co., the country’s largest supermarket company, where his final position was Group Vice President of Finance and Real Estate.

Michael Nelsen, age 57, has been the Chief Financial Officer and a Senior Vice President since March, 2003. Prior to joining our Company, Mr. Nelsen was the President of G. Soros Realty, Inc. and Director of Real Estate for Soros Private Funds Management LLC from 1994 to 2003. His responsibilities included asset/portfolio management of real estate operations, financial reporting, financings, asset acquisitions and dispositions. From 1969 to 1994, he was a partner in the public accounting firm of Berdon LLP (formerly David Berdon & Co.) Mr. Nelsen has been a Certified Public Accountant since 1971.

Joel Braun, 52, has been a Senior Vice President and Chief Investment Officer of our Company since August, 1998. Mr. Braun is responsible for all of our merger and acquisition activities. Previously, Mr. Braun was Vice President of Acquisitions for RD Capital, Inc., a private investment company owning shopping centers and multi-family properties throughout the Northeast and Midwest. In 1991, Mr. Braun was instrumental in the initiation and formation of Kranzco Realty Trust, now trading as Kramont Realty Trust and in 1998, the RDC transaction. Mr. Braun holds a Bachelor’s in Business Administration from Boston University and a Master’s Degree in Planning from The Johns Hopkins University.

Joseph Hogan, 54, has been a Senior Vice President and Director of Construction since 1999. From 1994 to 1999, Mr. Hogan served as Vice President with Kimco Realty Corporation, where he was responsible for business development and management of all retail and commercial construction projects for Kimco, in addition to outside customers and development companies. Prior to joining Kimco, he was with Konover Construction Company, a subsidiary of Konover & Associates located in West Hartford, Connecticut, where he was responsible for construction projects throughout the eastern half of the United States.

Robert Masters, Esq., 59, has been a Senior Vice President, the General Counsel and Secretary since 1998. Prior to joining RD Capital, Inc. in December 1994, Mr. Masters was General Counsel for API Asset Management for over five years, Senior Vice President Deputy General Counsel for European American Bank from 1985 to 1990, and Vice President and Counsel for National Westminster Bank from 1977 to 1985. Mr. Masters received his Bachelor of Arts from the City University of New York and a J.D. from New York University Law School. Mr. Masters is also a member of the New York Bar.

Joseph M. Napolitano, 39, has been a Senior Vice President and Director of Operations since January, 2004. Mr. Napolitano is responsible for overseeing the company’s internal operations. Previously, he held the position of Senior Vice President, Director of Property Management. Mr. Napolitano has been with us since 1995. He holds a Bachelor’s in Business Administration from Adelphi University, Garden City, NY. Mr. Napolitano is a Certified Property Manager with the Institute of Real Estate Management, and a Real Property Administrator with the Building Owners and Managers Institute. Mr. Napolitano is also a member of the New York State Association of Realtors, International Council of Shopping Centers, and the Commercial Investment Real Estate Institute.

Joseph Povinelli, 47, has been a Senior Vice President and Director of Leasing since March, 2003. Mr. Povinelli joined us in 1999 with 19 years of retail leasing experience. From 1987 through 1999, Mr. Povinelli served as regional real estate representative for Vornado Realty Trust, a New Jersey based real estate investment trust, and was responsible for the day to day leasing activity of approximately 3 million square feet of the strip shopping center portfolio. Prior to that he served as leasing representative for Net Properties Management, of Great Neck, New York, responsible for leasing of the strip shopping center and office building portfolio of the Mid-Atlantic and Southeast regions of the company. Mr. Povinelli received a Bachelor of Science degree in Finance and Economics from C.W. Post College of Long Island University.

Back to Contents

RESTRICTIONS ON TRANSFERS OF CAPITAL SHARES
AND ANTI-TAKEOVER PROVISIONS

Maryland Law

The following updates, supersedes and/or supplements information about Maryland law included in the accompanying prospectuses related to restrictions on transfers of capital shares and certain anti-takeover provisions. For a summary of statutory restrictions on transfers of our capital shares, see “Our Company — Declaration of Trust and Bylaw Provisions and Certain Provisions of Maryland Law” beginning on page 10 of the accompanying prospectus dated March 29, 2000. Some of the statutory provisions may discourage a change in control of management. In addition, the information under the caption “Description of Our Common Shares” in the accompanying prospectus dated March 19, 2004 is incorporated by reference into and shall be deemed to be a part of this prospectus supplement.

Maryland law includes certain other provisions which may also discourage a change in control of management. Maryland law provides that, unless an exemption applies, we may not engage in any “business combination” with an “interested shareholder” or any affiliate of an interested shareholder for a period of five years after the interested shareholder became an interested shareholder, and thereafter may not engage in a business combination with such interested shareholder unless the combination is recommended by our Board of Trustees and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the holders of all of our outstanding voting shares, and (ii) 66 2/3% of the votes entitled to be cast by all holders of outstanding voting shares other than voting shares held by the interested shareholder. An “interested shareholder” is defined, in essence, as any person owning beneficially, directly or indirectly, 10% or more of the outstanding voting shares of a Maryland real estate investment trust. The voting requirements do not apply at any time to business combinations with an interested shareholder or its affiliates if approved by our Board of Trustees prior to the time the interested shareholder first became an interested shareholder. Additionally, if the business combination involves the receipt of consideration by our shareholders in exchange for common shares that satisfies certain “fair price” conditions, such supermajority voting requirements do not apply

As an additional anti-takeover defense, Maryland law permits publicly-held Maryland statutory real estate investment trusts (“REITs”) to elect to be governed by all or any part of Maryland law provisions relating to unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a publicly held Maryland REIT in its declaration of trust or bylaws (“charter documents”) or by resolution adopted by its Board of Trustees so long as the REIT has at least three trustees who, at the time of electing to be subject to the provisions, are not officers or employees of the REIT, are not persons seeking to acquire control of the REIT, trustees, officers, affiliates or associates of any person seeking to acquire control, and were not nominated or designated as trustees by a person seeking to acquire control.

If the charter documents do not already contain these provisions, the REIT may adopt one or more by a board resolution or a bylaw amendment, following which it must file articles supplementary to its Declaration of Trust with the Maryland State Department of Assessments and Taxation. Shareholder approval is not required for the filing of these articles supplementary. We have not filed such articles supplementary.

Maryland law permits a REIT to elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions in the REIT’s charter documents:

Classified Board:     The REIT may divide its board into three classes which, to the extent possible, will have the same number of trustees, the terms of which will expire at the third annual meeting of shareholders after the election of each class, with the first class term expiring one year after adoption, the second class term expiring two years later, and the third class term expiring three years later;

Two-thirds Shareholder Vote to Remove Trustees Only for Cause:     The shareholders may remove any trustee only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the shareholders generally in the election of trustees, but a trustee may not be removed without cause;

Size of Board Fixed by Vote of Board:     The number of trustees will be fixed only by resolution of the board, but the number cannot be less than three trustees;

Back to Contents

Board Vacancies Filled by the Board for the Remaining Term:     Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee, may be filled only by the affirmative vote of a majority of the remaining trustees even if they do not constitute a quorum. Trustees elected to fill vacancies will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred, as opposed to until the next annual meeting of shareholders, and until a successor is elected and qualified; and

Shareholder Calls of Special Meetings:     Special meetings of shareholders may be called by the secretary of the REIT only upon the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting and only in accordance with procedures set out in the Maryland General Corporation Law.

Back to Contents

FEDERAL INCOME TAX CONSIDERATIONS

You are advised to assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates.

The following discussion summarizes the material federal income tax considerations to you as a prospective holder of our shares. Paul, Hastings, Janofsky & Walker LLP has acted as our tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax considerations that are likely to be material to a holder of our common shares. However, the following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all our security holders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of security holders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities (except as discussed in “ — Taxation of Tax-Exempt Shareholders”), financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States (except as discussed in “ — Taxation of Non-U.S. Shareholders”.

The information in this section is based on the Internal Revenue Code of 1986, as amended, which is referred to as the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the IRS concerning our tax treatment. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

EACH PROSPECTIVE PURCHASER OF SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company

General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

In the opinion of Paul, Hastings, Janofsky & Walker LLP, based on certain assumptions and our factual representations that are described in this section and in an officer’s certificate, commencing with our taxable year ended December 31, 1996, we have been organized and operated in conformity with the requirements for qualification as a REIT and our current and proposed method of operation will enable us to continue to

Back to Contents

meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters including, but not limited to, those set forth herein and in the discussion of “Federal Income Tax Considerations” contained in the accompanying prospectus, and those concerning our business and properties as set forth in this prospectus supplement and the accompanying prospectus. An opinion of counsel is not binding on the IRS or the courts.

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:

•	First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

•
Third, if we have (a) net income from the sale or other disposition of “foreclosure property”, which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

•
Fourth, if we have net income from “prohibited transactions” such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•
Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied, in each case, by (b) a fraction intended to reflect our profitability.

•
Sixth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

•
Seventh, assuming we do not elect to instead be taxed at the time of the acquisition, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, we would be subject to tax at the highest corporate rate if we dispose of such asset during the 10-year period beginning on the date that we acquired that asset, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time).

•	Eighth, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

Back to Contents

Requirements for Qualification. A REIT is a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year (after the first REIT taxable year) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months (other than the first year of a REIT).

We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, our declaration of trust includes restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy requirements (6) and (7). Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (7) above, we will be treated as having met the requirement. See “See “DESCRIPTION OF OUR COMMON SHARES” beginning on page 8 of the accompanying prospectus dated March 29, 2000 and “RESTRICTIONS ON TRANSFERS OF CAPITAL SHARES AND ANTI-TAKEOVER PROVISIONS” beginning on page S-27 of this prospectus supplement.

The Code allows a REIT to own wholly-owned subsidiaries which are “qualified REIT subsidiaries.” The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

A REIT may also hold any direct or indirect interest in a corporation that qualifies as a “taxable REIT subsidiary”, as long as the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT’s total assets. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See “— Asset Tests” below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm’s-length.

In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and assets tests (as discussed below). Thus, our proportionate share of the assets, liabilities, and items of gross income of the partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

Income Tests. In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real

Back to Contents

property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•
First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

•
Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if we, or an owner of 10% or more of our shares, actually or constructively own 10% or more of such tenant.

•
Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

•
Finally, in order for rents received to qualify as “rents from real property,” we generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property (“Permissible Services”).

Rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for “impermissible services” with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that we will be deemed to have received for performing “impermissible services” will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

We believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be qualifying income under those tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect, we disclosed the nature and amounts of our items of gross income in a schedule attached to our Federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the greater of (1) the amount by we fail the 75% gross income test or (2) the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied, in each case, by a fraction intended to reflect our profitability.

Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to

Back to Contents

customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

Asset Tests. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets must be represented by real estate assets, including (1) our allocable share of real estate assets held by partnerships in which we own an interest or held by our qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) debt offering by us, cash, cash items and government securities. In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries (as defined above under “— Requirements for Qualification”). Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer, (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer and (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (excluding certain “straight debt” securities).

We believe that substantially all of our assets consist and, after the offering, will consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of the calendar quarter in which it arose.

Annual Distribution Requirement. With respect to each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our “REIT taxable income” (determined without regard to the deduction for dividends paid and by excluding any net capital gain) and any after-tax net income from foreclosure property, minus (2) the sum of certain items of “excess noncash income” such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

We will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a 4% nondeductible excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses generated by us may be carried forward (but not carried back) and used by us for 15 years (or 20 years in the case of net operating losses generated in our tax years commencing on or after January 1, 1998) to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT. As a REIT, our net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.

In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a “subsequent declared dividend”) as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the 4% nondeductible excise tax, a subsequent

Back to Contents

declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS, we may be permitted to remedy such failure by paying a “deficiency dividend” in a later year together with interest and a penalty. Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make non-deductible expenditures (such as capital improvements or principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.

Failure to Qualify. If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to domestic non-corporate shareholders will be taxable at capital gain rates, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction.

If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we might be required to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification. In the alternative, we may be taxed on the net appreciation in value of our assets if we sell properties within ten years of the date we requalify as a REIT under federal income tax laws.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof (unless, in the case of a partnership, Treasury Regulations are adopted that provide otherwise), (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person in effect.

As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. For purposes of computing our earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. REIT dividends generally will not be

Back to Contents

eligible for reduced tax rates applicable to dividends paid by regular corporations to most domestic non-corporate shareholders. See “— Recent Developments.”

Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code. Capital gain dividends, if any, will be allocated among different classes of shares in proportion to the allocation of earnings and profits discussed above.

Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, and will result in a corresponding reduction in the shareholder’s basis in the shares. Any reduction in a shareholder’s tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceeds the adjusted basis of a U.S. shareholder’s shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

Aside from the different income tax rates applicable to ordinary income and capital gain dividends, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as “portfolio” income for purposes of the passive activity loss limitation and shareholders generally will not be able to offset any “passive losses” against such dividends. Dividends will be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder’s adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains and (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.

Backup Withholding

We will report to our domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

Back to Contents

Amounts withheld as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See “— Taxation of Non-U.S. Shareholders” below. Additional issues may arise pertaining to information reporting and backup withholding with respect to non-U.S. shareholders (persons other than U.S. shareholders, also further described below). Non-U.S. shareholders should consult their tax advisors with respect to any such information and backup withholding requirements.

Taxation of Non-U.S. Shareholders

The following discussion is only a summary of the rules governing United States federal income taxation of non-U.S. shareholders such as nonresident alien individuals, foreign corporations, foreign partnerships or other foreign estates or trusts. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below.

For withholding tax purposes, we are generally required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder. We would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. shareholder may seek from the IRS a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. shareholder’s United States tax liability, if any, with respect to the distribution.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, a non-U.S. shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder’s FIRPTA tax liability.

Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is anticipated that we will continue to be a “domestically controlled REIT” after the offering. Therefore, the sale of shares will not be subject to taxation under FIRPTA. However, because our

Back to Contents

common shares are publicly traded, no assurance can be given that we will continue to qualify as a “domestically controlled REIT.” In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of our shares through a specified testing period will not recognize taxable gain on the sale of its shares under FIRPTA if the shares are traded on an established securities market. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price. Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the shares is effectively connected with the non-U.S. shareholder’s United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While investments in real estate may generate UBTI, the IRS has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on our intention to invest our assets in a manner that will avoid the recognition of UBTI, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In addition, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the “UBTI Percentage”) in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our capital shares collectively owns more than 50% of the value of our capital shares.

Other Tax Considerations

Entity Classification. A significant number of our investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and might preclude us from qualifying as a REIT.

We believe that each partnership in which we hold a material interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

Tax Allocations with Respect to the Properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as

Back to Contents

“Book-Tax Difference”). Special rules under Section 704(c) of the Code and the Treasury Regulations thereunder require special allocations of income, gain, loss and deduction with respect to contributed property, which tend to eliminate the Book-Tax Difference over the depreciable lives of such property, but which may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the partnership could cause us (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time the properties were contributed to the partnership, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic or book income allocated to us as a result of such sale.

Recent Developments

The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”), which has been enacted into law, reduces the tax rates imposed on dividends paid by C corporations to most domestic non-corporate shareholders in order to limit “double taxation” on dividends, and such reduced rates are effective from January 1, 2003 through December 31, 2008. In addition, the capital gains tax rates are also reduced, and such reduced rates are effective with respect to transactions after May 5, 2003 through December 31, 2008.

A REIT’s non-corporate shareholders generally would not benefit from the Act with respect to dividends paid by a REIT because such dividends are generally not subject to taxation at the REIT level. However, there are limited circumstances in which a REIT non- corporate shareholders will be subject to tax at the reduced rate with respect to REIT dividends. The reduced tax rates would apply to an amount equal to the excess of a REIT’s income subject to corporate level income taxes (less such tax liability). This could occur, for example, if a REIT did not distribute 100% of its taxable income as a dividend. The reduced rates would also apply to capital gains dividends and to dividends attributable to dividends a REIT receives from non-REIT corporations.

The Act could cause investors to view investments in common and preferred stock of REITs, including the common shares being offered by this prospectus supplement, less favorably in comparison to investments in common and preferred stock of C corporations, the dividends for which would be subject to a reduced tax rate under the Act.

Back to Contents

UNDERWRITING

Citigroup Global Markets Inc. is acting as sole bookrunning manager and representative of the underwriters named below. RBC Capital Markets Corporation is acting as a co-manager of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and the selling shareholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of shares

Citigroup Global Markets Inc.	4,000,000
RBC Capital Markets Corporation	1,000,000

Total	5,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $0.4125 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms

The selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 750,000 additional common shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

For a period of 60 days from the date of this prospectus, we and the Operating Partnership (subject to certain exceptions), and our officers and trustees have agreed, and for a period of 180 days, the selling shareholders have agreed, that we and they will not, without the prior written consent of Citigroup, dispose of or hedge any of our common shares or any securities convertible into or exchangeable for our common shares. Lock-up agreements executed by current non-employee trustees who are not nominated for re-election to our board of trustees will terminate upon their separation from service on our board of trustees and the continuation of their non-employee status. This termination provision relates to an aggregate of up to 81,029 common shares held by such trustees. Additionally, Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Each underwriter has represented, warranted and agreed that:

•
it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•
it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

Back to Contents

•
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and

•
the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

Our common shares are listed on the New York Stock Exchange under the symbol “AKR.”

The following table shows the underwriting discounts and commissions that the selling shareholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common shares.

	No Exercise	Full Exercise

Per share	$0.6875	$0.6875
Total	$3,437,500	$3,953,125

In connection with the offering, Citigroup on behalf of the underwriters, may purchase and sell common shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over- allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common shares. They may also cause the price of the common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The expenses of this offering are being borne by the selling shareholders.

The underwriters have performed commercial and investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Back to Contents

EXPERTS

The consolidated financial statements of Acadia Realty Trust included in the Annual Report (Form 10-K) of Acadia Realty Trust for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. The validity of the securities will be passed upon for us by Berliner, Corcoran & Rowe L.L.P., Washington, DC. Certain matters relating to the common shares will be passed upon for the underwriters by Hunton & Williams LLP. With respect to matters of Maryland law, Hunton & Williams may rely on the opinion of Berliner, Corcoran & Rowe L.L.P.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectuses the information we file with the SEC. This means that we have disclosed important information to you by referring you to those documents. Our SEC file number is 1-12002. The information we incorporate by reference is considered a part of this prospectus supplement and the accompanying prospectuses, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which we have filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

•	Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Shareholders.

•	Current Reports on Form 8-K filed with the SEC on January 29, March 18 and March 22, 2004.

All documents that we file with the SEC after the date of this prospectus supplement, but before this offering of our securities is terminated or completed, shall be deemed to be incorporated by reference in this prospectus supplement and will be part of this prospectus supplement from the date we file that document; provided, however, that we are not incorporating by reference any information furnished under Item 9 or Item 12 of any Current Report on Form 8-K. Any information in future filings that is meant to supersede or modify any existing statement in this prospectus supplement will so supersede or modify the statement as appropriate.

Back to Contents

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (Reg. No. 333-31630) and a second registration statement on Form S-8 (Reg. No. 333-87993), as amended by the Post-Effective Amendment No. 2 to Form S-8, with respect to the securities being offered hereby. This prospectus supplement and the accompanying prospectuses do not contain all the information contained in these registration statements, including its exhibits and schedules. You should refer to these registration statements, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus supplement and the accompanying prospectuses about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the applicable registration statements, because those statements are qualified in all respects by reference to those exhibits. The registration statements, including exhibits and schedules, are on file at the offices of the SEC and may be inspected without charge.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports and other information with the SEC. You can inspect and copy reports, proxy statements and other information filed by us at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of this material by mail from the Public Reference Section of the SEC at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.acadia.com and through a variety of databases, including, among others, the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis. The contents of our website are not, and shall not be deemed to be, a part of this prospectus supplement or the accompanying prospectuses.

You may request a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectuses, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents), at no cost, by writing or telephoning our offices at the following address:

Acadia Realty Trust
1311 Mamaroneck Avenue, Suite 260
White Plains, New York 10605
Attention: Corporate Secretary
(914) 288-8100

Our filings with the SEC are also available to the public over the internet at the SEC’s web site at http//www.sec.gov or in the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Back to Contents

PROSPECTUS

Acadia Realty Trust

26,719,319 Common Shares of Beneficial Interest

We are Acadia Realty Trust, a Maryland real estate investment trust formerly known as Mark Centers Trust. This prospectus relates to the offer and sale from time to time by the persons listed under the “Selling Shareholders” section of this prospectus of up to 26,719,319 of our common shares.

Our common shares trade on the New York Stock Exchange under the symbol “AKR.” The selling shareholders, from time to time, may offer the common shares covered by this prospectus on the New York Stock Exchange or in other markets where our common shares may trade at prices to which they agree.

We will not receive any proceeds from the sale of common shares by the selling shareholders. We have agreed to bear certain expenses of registering the common shares covered by this prospectus under federal and state securities laws.

The selling shareholders and any agents or broker-dealers that participate with them in the distribution of common shares covered by this prospectus may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by them on the resale of common shares may be deemed to be underwriting commissions or discounts under the Securities Act. See “Plan of Distribution” (p.28).

Investing in our common shares involves various risks. In considering whether to purchase our common shares, you should carefully consider the matters discussed under “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 29, 2000

Back to Contents

i

Back to Contents

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 under the Securities Act to register the common shares offered in this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC’s Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding our company. You may access the SEC’s web site at “http://www.sec.gov.”

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copied and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 450 Judiciary Plaza, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common shares are listed on the New York Stock Exchange under the symbol “AKR.” You may read our reports, proxy and other information statements which we file at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on March 31, 1999 (SEC File No. 001-12002);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the Commission on May 17, 1999;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the Commission on August 13, 1999;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed with the Commission on November 15, 1999;

•	Our Definitive Proxy Statement on Schedule 14A prepared in connection with our Annual Meeting of Shareholders held on June 16, 1999, filed with the Commission on May 3, 1999;

•	Our Report on Form 8-K filed with the Commission on January 5, 1999; and

•
The description of our common shares of beneficial interest contained in our registration statement on Form 8-A together with all amendments and reports updating such description dated May 21, 1993 (SEC File No. 33-6008).

You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:

Back to Contents

Investor Relations
Acadia Realty Trust
20 Soundview Marketplace
Port Washington, New York 11050
Telephone requests may be directed to (516) 767-8830.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

FORWARD-LOOKING INFORMATION

Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates, competition, supply and demand for retail space and multi-family housing in our current and proposed market areas and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.

2

Back to Contents

PROSPECTUS SUMMARY

This Summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. As this is a summary, it may not contain all information that is important to you. You should read this entire prospectus carefully before deciding whether to purchase our common shares.

Throughout this Prospectus, the terms “we”, “us”, “our company”, “the company”, “the trust” and “Acadia” are all used in reference to Acadia Realty. The term “operating partnership” is used in reference to Acadia Realty Limited Partnership, a Delaware limited partnership, formerly known as Mark Centers Limited Partnership, which is our majority-owned subsidiary. Lastly, the term “OP Units” is used in reference to units of limited partnership interest in the operating partnership.

The Company

We are a fully-integrated and self-managed real estate investment trust. We are primarily engaged in the ownership, acquisition, redevelopment and management of neighborhood and community shopping centers, and multi-family properties. We were organized in March, 1993, and until August, 1998, our name was Mark Centers Trust. Our common shares trade on the New York Stock Exchange under the symbol “AKR.”

We are formed under the laws of the State of Maryland. Our principal executive offices are located at 20 Soundview Marketplace, Port Washington, New York 11050. Our phone number is (516) 767-8830.

Securities That May Be Offered

This prospectus relates to the offer and sale from time to time by the persons listed under the “Selling Shareholders” section of this prospectus of (i) up to 16,061,238 common shares and (ii) up to 10,658,081 common shares which may be issued upon the exchange of OP Units held by certain of the selling shareholders including 294,933 OP Units issuable upon the conversion of preferred OP units. We are registering the common shares covered by this prospectus to satisfy our obligations under registration rights agreements with the selling shareholders.

We will not receive any cash proceeds from the sale of the common shares by the selling shareholders.

Risk Factors

Investing in our common shares involves various risks. In considering whether to purchase our common shares, you should carefully consider the matters discussed under “Risk Factors” beginning on page 6 of this prospectus.

Tax Status of the Company

Acadia has elected to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986 in each year since 1993. As long as we qualify for taxation as a REIT, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is distributed to our shareholders. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. See “Risk Factors— Risk factors relating to our business as a REIT” (p.7) and “Federal Income Tax Considerations” (p.15) for a more detailed explanation.

3

Back to Contents

RISK FACTORS

You should consider carefully the following risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase our common shares. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 4 of this prospectus.

We could encounter problems as a result of our use of debt.

We borrow money to pay for the acquisition, development and operation of properties and for other general corporate purposes. Our declaration of trust (as amended) and our bylaws do not limit the amount of indebtedness that we may incur. By borrowing money, we expose ourselves to several problems, including the following:

•	inability to meet existing obligations;

•	reduced access to additional debt; and

•	loss of our property as a result of any default on existing debt.

As of September 30, 1999, Acadia had total mortgage debt of $308.6 million of which $249.5 million was fixed-rate and $59.1 million was variable rate based upon either LIBOR or the lender’s commercial paper rate plus certain spreads. Our mortgage indebtedness is generally nonrecourse to us. However, even with respect to nonrecourse mortgage indebtedness, we could be obligated to pay our lenders deficiencies resulting from, among other things, fraud, misapplication of funds and environmental liabilities.

A downturn in the economy could make it difficult for us to borrow money on favorable terms. If we are unable to borrow, we might need to sell some of our assets at unfavorable prices in order to pay our loans. We could encounter several problems, including:

•	insufficient cash flow necessary to meet required payments of principal and interest;

•	an increase on variable interest rates on indebtedness; and

•	the inability to refinance existing indebtedness on favorable terms or at all.

Increase in market interest rates could have an adverse effect on the price of our common shares.

One of the factors that may influence the prices for the common shares in public trading markets will be the annual yield from our distributions on the common shares as compared to yields on certain financial instruments. An increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market prices for our common shares.

We may suffer an uninsured loss.

We maintain comprehensive liability, fire, flood (where appropriate), extended coverage, and rental loss insurance with respect to our properties with policy specifications, limits, and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots or acts of war. Should an uninsured loss occur, we could lose both our investments in, and anticipated cash flow from, a property.

The loss of a key executive officer could have an adverse effect on the company.

Although we have entered into employment agreements with our Chairman and Chief Executive Officer, Ross Dworman and our President, Kenneth F. Bernstein, the loss of any of their services could have an adverse effect on our operations.

4

Back to Contents

Risk factors relating to our business as a REIT:

As a real estate company, our ability to generate revenues and pay distributions to our shareholders is affected by the risks inherent in owning real property investments.

We derive most of our revenue from investments in real property. Real property investments are subject to different types and degrees of risk that may reduce the value of our assets and our ability to generate revenues. The factors that may reduce our revenues, net income and cash available for distributions to shareholders include the following:

•	local conditions, such as an oversupply of space or a reduction in demand for real estate in an area;

•	competition from other available space;

•	the ability of the owner to provide adequate maintenance;

•	insurance and variable operating costs;

•	government regulations;

•	changes in interest rate levels;

•	the availability of financing;

•	potential liability due to changes in environmental and other laws; and

•	changes in the general economic climate.

We may not be able to sell our assets if we need to do so.

Real estate investments are relatively illiquid, and therefore we may not be able to sell one or more of our properties in order to respond promptly to changes in economic or other conditions. In addition, the Internal Revenue Code limits a REIT’s ability to sell properties held for fewer than four years. Our inability to sell one or more of our properties could harm our performance and ultimately our ability to make distributions to our shareholders.

We could have financial problems as a result of our tenants’ financial difficulty.

Our commercial and residential tenants may, from time to time, experience downturns in their businesses/personal finances which may result in their failure to make their rental payments to us when due. Missed rental payments, in the aggregate, could impair our funds from operations and, subsequently, our ability to make distributions to our shareholders. In addition, at any time, our tenants may seek the protection of the bankruptcy laws and have their leases either rejected or terminated. Our tenants’ failure to affirm their leases following bankruptcy could similarly impair our funds from operations and ability to make distributions.

Our acquisition and development of real estate could cost more than we anticipate.

We may acquire existing retail and multi-family housing properties to the extent we can acquire these properties on acceptable terms. We could incur higher than anticipated costs for improvements to these properties to conform them to standards established for the intended market position. Once improved, the properties may not perform as expected.

We also intend to pursue retail and multi-family housing development projects. Developing properties generally carries more risk than acquiring existing properties. For example, development projects usually require governmental and other approvals, which we may not be able to obtain. Furthermore, approvals frequently require the improvement of public infrastructure or other activities to mitigate the effects of the proposed development, which may cost more than we anticipate. Our development activities will also entail other risks, including:

•	that we will devote financial and management resources to projects which may not come to fruition;

•	that we will not complete a development project as scheduled;

5

Back to Contents

•	that we will incur higher construction costs than anticipated;

•	that occupancy rates and rents at a completed project will be less than anticipated; and

•	that expenses at a completed development will be higher than anticipated.

These risks may harm our results of operations and impair our ability to make distributions to our shareholders.

Integrating the aforementioned acquisition and development properties into our current systems and procedures presents a challenge to our management. Failure to do so could cause us financial harm and impair our ability to make distributions to our shareholders.

We could incur unanticipated expenses if we fail to qualify as a REIT.

We have elected to qualify as a REIT under the Internal Revenue Code. We believe that since 1993 we have satisfied the REIT qualification requirements. However, the IRS could challenge our REIT qualification for taxable years still subject to audit. Moreover, we may fail to qualify as a REIT in future years. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. For example, in order to qualify as a REIT, we must derive at least 95% of our gross income in any year from qualifying sources, and we must distribute annually to shareholders 95% of our REIT taxable income, excluding net capital gains. In addition, REIT qualification involves the determination of factual matters and circumstances not entirely within our control.

If we were to operate in a manner that prevented us from qualifying as a REIT, or if we were to fail to qualify for any reason, a number of adverse consequences would result. If in any taxable year we fail to qualify as a REIT, we would not be allowed to deduct distributions to shareholders in computing our taxable income. Furthermore, we would be subject to federal income tax on our taxable income at regular corporate rates. Unless entitled to statutory relief, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to our shareholders would be reduced for each of the years involved. Although we currently intend to operate as a qualified REIT, future economic, market, legal, tax or other considerations may impair our REIT qualification or may cause our board of trustees to revoke the REIT election. See “Federal Income Tax Considerations” (p.15).

We could incur costs from environmental problems even though we did not cause, contribute to or know about them.

Because we own, operate, manage and develop real estate, for liability purposes we may be considered under the law to be an owner or operator of those properties or as having arranged for the disposal or treatment of hazardous or toxic substances. As a result, we could have to pay removal or remediation costs. Federal, state and local laws often impose liability regardless of whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of those substances, or the failure to properly remediate them, may impair the owner’s or operator’s ability to sell or rent the property or to borrow using the property as collateral. A person who arranges for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removing or remediating the substances at a disposal or treatment facility, whether or not that person owns or operates the facility. Furthermore, environmental laws impose liability for release of asbestos-containing materials into the air. If we were ever held responsible for releasing asbestos-containing materials, third parties could seek recovery from us for personal injuries. Thus, we might have to pay other costs, including governmental fines and costs related to personal injuries and property damage, resulting from the environmental condition of our properties, regardless of whether we actually had knowledge of or contributed to those conditions.

Rent control/stabilization legislation may reduce the rental income we receive from residential properties.

While none of our five residential properties are located in jurisdictions which have adopted rent control/stabilization legislation, such legislation may be enacted in these jurisdictions in the future. Similarly, we may purchase additional properties in jurisdictions where such legislation is already in place. In either event, our

6

Back to Contents

income from residential leases could be reduced, as could our ability to recover increases in operating expenses and the costs of capital improvements.

Laws benefitting disabled persons may result in unanticipated expenses.

A number of Federal, state and local laws ensure that disabled persons have reasonable access to public buildings. For example, the Fair Housing Amendments Act of 1988 (the “FHAA”) requires that apartment properties first occupied after March 13, 1990, be accessible to the handicapped. Noncompliance with the FHAA could result in an imposition of fines, an award of damages to private litigants, and/or an order to correct any non-complying feature (which could result in substantial capital expenditures). Although we believe that our properties are substantially in compliance with laws such as the FHAA, we may incur unanticipated expenses associated with such laws.

OUR COMPANY

Our company (formerly known as Mark Centers Trust) is a fully integrated and self-managed REIT focused primarily on the ownership, acquisition, redevelopment and management of neighborhood and community shopping centers and multi-family properties. All of our assets are held by, and all of our operations are conducted through, the operating partnership (formerly known as Mark Centers Limited Partnership) and its majority owned partnerships. As of September 30, 1999, our company owned a 71% interest in the operating partnership and the selling shareholders owned the remaining 29% in the form of OP Units, which are exchangeable on a one-for-one basis (subject to adjustment for certain events) for common shares. Our company will at all times be the sole general partner of the operating partnership.

Our principal offices are located at 20 Soundview Marketplace, New York 11050, and our telephone number is (516) 767-8830.

7

Back to Contents

DESCRIPTION OF OUR COMMON SHARES

The following description of our common shares does not purport to be complete and is qualified in its entirety by reference to our declaration of trust and bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where you can find more information” (p.3).

General

Under our declaration of trust, we have authority to issue 100,000,000 common shares, par value $0.001 per share. All common shares, when issued, are duly authorized, fully paid and nonassessable. This means that the full price for the shares has been paid at the time of issuance and consequently that any holder of such shares will not later be required to pay us any additional money for the same. As of September 30, 1999, 26,044,615 common shares were issued and outstanding, as were 10,484,143 common OP Units which are convertible into the same number of common shares. In addition, 2,212 convertible preferred OP Units were issued at a price of $1,000 per Unit to certain selling shareholders on November 18, 1999. These preferred OP Units, which are convertible into common OP Units at a conversion price of $7.50 per common Unit, have a distribution preference and entitle the holder to a 9.0% dividend yield. Any OP Units which result from the conversion of such preferred OP Units are subject to a 12-month lock-up period ending November 16, 2000, during which time they cannot be converted into common shares.

Distributions

Common shareholders may receive distributions out of assets that we can legally use to pay distributions, when and if they are authorized and declared by our board of trustees. Each common shareholder shares in the same proportion as other common shareholders out of the assets that we can legally use to pay distributions after we pay or make adequate provision for all of our known debts and liabilities in the event we are liquidated, dissolved or our affairs are wound up.

Voting Rights

Holders of common shares have the power to vote on all matters presented to our shareholders, including the election of trustees, except as otherwise provided by Maryland law. Our declaration of trust prohibits us from merging or selling all or substantially all of our assets without the approval of two-thirds of the outstanding shares that are entitled to vote on such matters. Holders of common shares are entitled to one vote per share.

There is no cumulative voting in the election of our trustees, which means that holders of more than 50% of the common shares voting for the election of trustees can elect all of the trustees if they choose to do so and the holders of the remaining shares cannot elect any trustees.

Other Rights

All common shares have equal dividend, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Maryland Law. Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Restrictions on Transfer

To qualify as a REIT under the Internal Revenue Code of 1986, we must satisfy certain ownership requirements. Specifically, not more than 50% in value of our outstanding common shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986 to include certain entities) during the last half of a taxable year, and the common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. We must also satisfy certain income requirements to maintain our REIT status. One such requirement is that at least 75% of our company’s gross income for each calendar year

8

Back to Contents

must consist of rents from real property and income from certain other real property investments. This is complicated by the fact that the rents received by the operating partnership will not qualify as rents from real property if we own, actually or constructively, 10% or more of the ownership interests in our lessees, within the meaning of section 856(d)(2)(B) of the Internal Revenue Code of 1986, as amended. See “Federal Income Tax Considerations—Requirements for Qualification—Income Tests” (p.18).

Because our board of trustees believes it is essential for us to continue to qualify as a REIT, our declaration of trust contains provisions aimed at satisfying the requirements described above. In regard to the ownership requirements, the declaration of trust provides that subject to certain exceptions, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, more than 4% of our outstanding common shares. The Trustees may waive this 4% limitation if evidence satisfactory to them or our tax counsel is presented that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, the Trustees may require opinions of counsel satisfactory to them and/or an undertaking from the applicant with respect to preserving our REIT status.

The trustees of Mark Centers Trust waived the 4% ownership limitation in August, 1998 when certain affiliates of RD Capital, Inc. received shares in consideration of their contribution to Mark Center Limited Partnership. On two subsequent occasions, our trustees permitted investors owing in excess of 4% of the trust’s outstanding shares to acquire additional shares through open market purchases transacted during specified three-month windows.

In addition, our declaration of trust provides that any purported transfer or issuance of shares or securities transferable into shares which would (i) violate the 4% limitation described above, (ii) result in shares being owned by fewer than 100 persons for purposes of the REIT provisions of the Internal Revenue Code of 1986, (iii) result in Acadia being “closely held” with the meaning of Section 856(h) of the Internal Revenue Code of 1986, or (iv) otherwise jeopardize our REIT status under the Internal Revenue Code (including a transfer which would cause Acadia to own, actually or constructively, 9.8% or more of the ownership interests in one of our lessees) will be null and void ab initio (from the beginning). Moreover, common shares transferred, or proposed to be transferred, in contravention of the above will be subject to purchase by the Acadia at a price equal to the lesser of (i) the price stipulated in the challenged transaction and (ii) the fair market value of such shares (determined in accordance with the rules set forth in our declaration of trust).

All certificates representing the common shares bear a legend referring to the restrictions described above.

The ownership limitations described above could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Registration Rights

The selling shareholders and certain other holders of OP Units entered into Registration Rights and Lock-Up Agreements with Acadia whereby the selling shareholders and OP Unit holders agreed not to sell or otherwise transfer their common shares and Units during a specified lockup period in exchange for certain registration rights. We are filing the registration statement of which this prospectus is a part pursuant to the such agreements.

The Registration Rights and Lock-Up Agreements provide that we will indemnify and hold harmless the selling shareholders against losses, claims, damages, or liabilities (or actions in respect thereof) to which such individuals may become subject under Federal and state securities laws which arise out of (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement (or any amendment or supplement thereto) pursuant to which their common shares were registered under the Securities Act of 1933, as amended, (ii) the omission or alleged omission from a registration statement of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any untrue statement or alleged untrue statement of a material fact contained in any prospectus, or (iv) the

9

Back to Contents

omission or alleged omission from a registration statement of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Rights and Lock-Up Agreements also provide that we will reimburse certain of the selling shareholders (and the officers, directors or controlling persons of those selling shareholders) for any legal or any other expenses reasonably incurred by such individuals in connection with investigating or defending any such loss, claim, damage, liability or action.

However, the indemnity discussed above does not apply to a selling shareholder if the loss, claim, damage or liability arises out of (i) any untrue statement or omission made by Acadia in a registration statement, preliminary prospectus or prospectus (or any amendment or supplement thereto) in reliance upon, and in conformity with, written information furnished to Acadia by a selling shareholder specifically for use in, or the preparation of, such registration statement, preliminary prospectus or prospectus (or any amendment or supplement thereto), or (ii) such selling shareholder’s failure to deliver an amended or supplemental prospectus, after having been provided copies of any such amended or supplemental prospectus by Acadia, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company which has an address at 40 Wall Street, New York, NY 10005.

Declaration of Trust and Bylaw Provisions and Certain Provisions of Maryland Law

Number of Trustees; Election of Trustees, Removal of Trustees, the Filling of Vacancies. Our declaration of trust provides that the board of trustees will consist of not less than two nor more than fifteen persons, and that the number of trustees will be set by the trustees then in office. Our board currently consists of six trustees, each of whom serves until the next annual meeting of shareholders and until his successor is duly elected and qualified. Election of each trustee requires the approval of a plurality of the votes cast by the holders of common shares in person or by proxy at our annual meeting. The board of trustees does not have a nominating committee. Our bylaws provide that the shareholders may, at any time, remove any trustee, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast on the matter and may elect a successor to fill any resulting vacancy for the balance of the term of the removed trustee. Any vacancy (including a vacancy created by an increase in the number of trustees) will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the trustees.

Limitation of Liability and Indemnification of Trustees and Officers. Our bylaws and declaration of trust authorize our company, to the extent permitted under Maryland law, to indemnify its trustees and officers in their capacity as such. Section 8-301(15) of the Maryland General Corporation Law (“MGCL”) permits a Maryland REIT to indemnify or advance expenses to trustees and officers to the same extent as is permitted for directors and officers of a Maryland corporation under the MGCL. The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written

10

Back to Contents

undertaking by such director or officer on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Our bylaws also permit the company, subject to the approval of our board of trustees, to indemnify and advance expenses to any person who served as a predecessor of the company in any of the capacities described above and to any employee or agent of the company or a predecessor of the company.

In addition to the above, our company has purchased and maintains insurance on behalf of all of its trustees and executive officers against liability asserted against or incurred by them in their official capacities with the company, whether or not the company is required or has the power to indemnify them against the same liability.

Business Combinations. Section 8-301(14) of the MGCL permits a Maryland REIT to enter to a business combination (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) on the same terms as a Maryland corporation under the MGCL. Under the MGCL, certain business combinations between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of such corporation’s shares, or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation (an “Interested Stockholder”) or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of such corporation and (b) two-thirds of the votes entitled to be cast by holders of shares of voting stock of such corporation other than the shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be affected, unless, among other conditions, the corporation’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Control Share Acquisitions. The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer, by officers or by directors who are employees of the corporation. “Control Shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one- third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares which the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control

11

Back to Contents

share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The foregoing does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. Pursuant to the MGCL, the company has exempted control share acquisitions involving trustees and employees of the company and any person approved by the trustees of the company in their sole discretion.

Amendments to Our Declaration of Trust. In general, the declaration of trust may be amended by the affirmative vote or written consent of the holders of not less than a majority of the common shares then outstanding and entitled to vote thereon. However, amendments with respect to certain provisions relating to the ownership requirements, reorganizations and certain mergers or consolidations or the sale of substantially all of the company’s assets, which amendments require the affirmative vote or written consent of the holders of not less than two-thirds of the common shares then outstanding and entitled to vote thereon. The Trustees of our company, by a two-thirds vote, may amend the provisions of the declaration of trust from time to time to effect any change deemed necessary by the Trustees to allow Acadia to qualify and continue to qualify as a REIT.

Dissolution of Our Company or its REIT Status. The declaration of trust permits the termination and the discontinuation of our operations by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote at a meeting of shareholders called for that purpose. In addition, the declaration of trust permits the Trustees to terminate our REIT status at any time.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust. The limitation on ownership of common shares set forth in our declaration of trust, as well as the provisions of the MGCL dealing with business combinations and control share acquisitions could have the effect of discouraging offers to acquire Acadia or of hampering the consummation of a contemplated acquisition.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by selling shareholders.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Martin L. Edelman, a trustee of the company, is counsel to the law firm of Battle Fowler LLP. Battle Fowler LLP is rendering an opinion as to certain tax matters in the registration statement of which this prospectus is a part.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material federal income tax matters relating to the operations of our company that may be relevant to prospective Acadia shareholders. It is based upon current law and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations. In the opinion of our tax counsel, the following discussion accurately reflects the federal income tax considerations relating to the operations of the company that are likely to be material to an Acadia shareholder.

EACH PROSPECTIVE SHAREHOLDER OF THE COMPANY IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMPANY’S COMMON SHARES AND OF THE COMPANY’S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE,

12

Back to Contents

OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

General. We made an election to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1993. We believe the company is organized and operates in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code of 1986. We intend to continue to operate in such a manner. However, no assurance can be given that we will operate in a manner so as to qualify or remain qualified.

The requirements relating to the federal income tax treatment of REITs and their shareholders are highly technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Opinion of Our Tax Counsel. In the opinion of our tax counsel, commencing with the taxable year ended December 31, 1999, we have been organized and have operated in conformity with the requirements for qualification as a REIT within the meaning of the Internal Revenue Code of 1986 and our proposed method of operation of the company will enable Acadia to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986. It must be emphasized that the opinion of our tax counsel is based on various assumptions and is conditioned upon certain representations made by the company and others as to factual matters. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, the distribution levels, diversity of share ownership and the various other qualification tests imposed under the Internal Revenue Code of 1986 that are discussed below, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that the actual results of the company’s operations for any one taxable year will satisfy such requirements.

Taxation of Our Company. As long as we qualify to be taxed as a REIT, we generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed currently to shareholders. This is because the REIT provisions of the Internal Revenue Code of 1986 generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially eliminates the federal “double taxation” on earnings (once at the corporate level and once again at the shareholder level) that generally results from investment in a corporation.

Even if we qualify to be taxed as a REIT, we may be subject to federal income tax in the following circumstances. First, a REIT will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains. Second, under certain circumstances, a REIT may be subject to the “alternative minimum tax” on its items of tax preference, if any. Third, if a REIT has (i) net income from the sale or other disposition of “foreclosure property” (generally, property acquired by reason of a default on a lease or an indebtedness held by a REIT) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if a REIT has net income from a “prohibited transaction” (generally, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if a REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test, multiplied by a fraction intended to reflect the REIT’s profitability. Sixth, if a REIT should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if a REIT acquires any asset from a C corporation (i.e., a corporation generally subject to a full corporate-level tax) in a transaction in which the basis of the asset in the REIT’s hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and the REIT recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was

13

Back to Contents

acquired by the REIT, then the excess of the fair market value of such property at the beginning of the applicable ten-year period over the REIT’s adjusted basis in such asset as of the beginning of such ten-year period, or built in gain, will generally be subject to a tax at the highest regular corporate rate.

Requirements for Qualification. To qualify as a REIT under the Internal Revenue Code of 1986, an enterprise must elect to be so treated and must meet the requirements, discussed below, relating to its organization, sources of income, nature of assets, and distributions of income to shareholders.

Organizational Requirements. The Internal Revenue Code of 1986 defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for the REIT provisions of the Internal Revenue Code of 1986; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code of 1986; (v) the beneficial ownership of which is held by 100 or more persons; and (vi) during the last half of each taxable year not more than 50% in value of the outstanding shares owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code of 1986 to include certain entities). In addition, certain other tests, described below, regarding the nature of a REIT’s income and assets, also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

For taxable years beginning after 1997, if a REIT complies with Treasury Regulations that provide procedures for ascertaining the actual ownership of its shares for such taxable year and the REIT did not know (and with the exercise of reasonable diligence could not have known) that it failed to meet the requirement of condition (vi) above for such taxable year, the REIT will be treated as having met the requirement of condition (vi) for such year.

We have satisfied the requirements set forth in (i) through (iv) above and believe that we have sufficient diversity of share ownership to allow it to satisfy conditions (v) and (vi) above. Our declaration of trust includes certain restrictions regarding transfers of common shares that are intended to assist the company in satisfying the share ownership requirements described in (v) and (vi) above. See “Description of our Common Shares—Restrictions on Transfer” (p.11).

In addition, an enterprise may not elect to become a REIT unless its taxable year is the calendar year. Acadia’s taxable year is the calendar year.

In the case of a REIT that is a partner in a partnership, such REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including satisfying the income and asset tests described herein. Thus, Acadia’s proportionate share of the assets, liabilities and items of income of the operating partnership, and of our subsidiary partnerships, limited liability companies, joint ventures and business trusts in which the company or the operating partnership have and will have an interest are and will be treated as assets, liabilities and items of income of Acadia for purposes of applying the requirements described herein, provided that the operating partnership and our subsidiary partnerships are treated as partnerships for federal income tax purposes. See “—Income Taxation of the Operating Partnership, the Subsidiary Partnerships and Their Partners” (p.24).

Income Tests. In order for us to maintain qualification as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” dividends from qualified REITs and, in certain circumstances, interest) or from “qualified temporary investment income” (generally, income attributable to the temporary investment of new capital received by the REIT). Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived

14

Back to Contents

from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. In addition, for taxable years prior to 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of the gross income of our predecessor (including gross income from prohibited transactions) for each taxable year.

Substantially all of our income is expected to be rental income from rents. In order for such income to qualify as “rents from real property” for purposes of satisfying the 75% and 95% gross income tests, we must satisfy several conditions. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will qualify as rents from real property if they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as “rents from real property” if the company, or an owner of 10% or more of the company, directly or constructively, owns 10% or more of such tenant (a “Related Party Tenant”). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from whom we derive no income. However, the “independent contractor” requirement does not apply to the extent the services rendered by us are customarily furnished or rendered in connection with the rental of the real property in the geographic area in which the property is located. Based on our experience we believe that all services provided to tenants by us will be considered “usually or customarily rendered” in connection with the rental of retail and multi-family space, although there can be no assurance that the IRS will not contend otherwise.

We believe that our real estate investments, which include an allocable share of income from the operating partnership, will give rise to income, substantially all of which will qualify as “rents from real property” for purposes of the 75% and 95% gross income tests. We will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (other than being based on a percentage of receipts of sales); (ii) receive rents in excess of a de minimis amount from Related Party Tenants; (iii) derive more than a de minimus amount of rents attributable to personal property which constitute greater than 15% of the total rents received under the lease; or (iv) perform non-customary services considered to be rendered to the occupant of property, other than through an independent contractor from whom we derive no income.

We may receive fees in exchange for the performance of certain management activities for third parties with respect to properties in which we do not own an interest. Such fees will result in nonqualifying income under the 95% and 75% gross income tests. If the sum of the income realized by us (whether directly or through our interest in the operating partnership or our subsidiary partnerships) which does not satisfy the requirements of the 95% gross income test (collectively, “Non-Qualifying Income”) exceeds 5% of our gross income for any taxable year, our status as a REIT would be jeopardized. We have represented that the amount of Non-Qualifying Income in any taxable year, including such fees, will not exceed 5% of our annual gross income for any taxable year.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Internal Revenue Code of 1986. These relief provisions generally will be available if (i) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) a schedule of the sources of qualifying income is attached to the federal income tax return of the company for such taxable year, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “—Taxation of our company,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar relief provision would apply if the 30% income test had been failed for a taxable year prior to 1998 and, in such case, Acadia would cease to qualify as a REIT. See “—Failure to Qualify” (p.20).

15

Back to Contents

Asset Tests. In order for us to qualify as a REIT, at the close of each quarter of its taxable year we must also satisfy three tests relating to the nature of the our assets. First, at least 75% of the value of its total assets must be represented by real estate assets (which for this purpose include (i) our allocable share of real estate assets held by partnerships in which the company or a “qualified REIT subsidiary” owns an interest, (ii) stock or debt instruments purchased with the proceeds of a share offering or a long-term (at least five years) debt offering and held for not more than one year from the date the company receives such proceeds, and (iii) shares in qualified REITs and cash, cash items and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and the company may not own more than 10% of any one issuer’s outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT).

We anticipate that we will be able to comply with these asset tests. Acadia is currently deemed to, and will continue to be deemed to, hold directly its proportionate share of all real estate and other assets of the operating partnership and our subsidiary partnerships, and it should be considered to hold its proportionate share of all assets deemed owned by those partnerships through the partnerships’ ownership of partnership interests in other partnerships. As a result, the company intends to hold more than 75% of its assets as real estate assets. In addition, we do not plan to hold any securities representing more than 10% of any one issuer’s voting securities, other than any qualified REIT subsidiary, nor securities of any one issuer exceeding 5% of the value of our gross assets.

After initially meeting the asset tests at the close of any quarter, we will not lose our REIT status for failing to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and will take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action always will be successful.

Annual Distribution Requirements. In order to be taxed as a REIT, we will be required to meet certain annual distribution requirements. We will have to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (1) the sum of (a) 95% of our “REIT taxable income” (computed without regard to the dividends paid deduction and the company’s net capital gain) and (b) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (2) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

To the extent that we do not distribute all of our net capital gain or distribute at least 95% (but less than 100%) of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed portion, at regular ordinary and capital gains corporate tax rates. Furthermore, if we fail to distribute for each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed ordinary income and capital gain net income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

We expect that our taxable income typically will be less than our cash flow, due to the allowance of depreciation and other noncash charges in computing our taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement.

It is possible that from time to time we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such situation occurs, in order to

16

Back to Contents

meet the 95% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of consent dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and borrow funds for capital expenditures.

Under certain circumstances in which an adjustment is made that affects the amount that should have been distributed for a prior taxable year, we may be able to rectify the failure to meet such distribution requirement by paying “deficiency dividends” to shareholders in the later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify. If Acadia fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we would be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations of the Internal Revenue Code of 1986, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of U.S. Shareholders of the Company. As used in this prospectus, the term “U.S. Shareholder” means a holder of our common shares that (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. For any taxable year for which Acadia qualifies for taxation as a REIT, amounts distributed to taxable U.S. Shareholders will be taxed as follows:

Distributions Generally. Distributions to U.S. Shareholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of the company’s current or accumulated earnings and profits. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Acadia makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Shareholders’ shares, and distributions in excess of the U.S. Shareholders’ tax basis in their respective shares will be taxable as an amount realized from the sale of such shares. Dividends declared by the company in October, November, or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the company during January of the following calendar year. Shareholders may not include on their own income tax returns any tax losses of the company.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the company up to the greater of our current or accumulated earnings and profits. As a result, shareholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any “deficiency dividend” will be treated as a “dividend” (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the company’s earnings and profits.

Capital Gain Dividends. Dividends to U.S. Shareholders that are properly designated by us as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the company’s actual net capital gain) for the taxable year without regard to the period for which the shareholder has held his shares. Shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

17

Back to Contents

Individual U.S. Shareholders and U.S. Shareholders that are estates and trusts currently are subject to federal income tax on net capital gains at different tax rates depending upon the nature of the gain and the holding period of the asset disposed of. Although a REIT is taxed on its undistributed net capital gains, for taxable years beginning after 1997, a REIT may elect to include all or a portion of such undistributed net capital gains in the income of its shareholders. In such event, the shareholder will receive a credit or refund for the amount of tax paid by the REIT on such undistributed net capital gains.

Passive Activity and Loss; Investment Interest Limitations. Distributions by us and gain from the disposition of common shares ordinarily will not be treated as passive activity income, and therefore, U.S. Shareholders generally will not be able to apply any “passive losses” against such income. Dividends from the company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of common shares and capital gain dividends generally will be excluded from investment income unless the taxpayer elects to have the gain taxed at ordinary rates.

Dispositions of Common Shares. A U.S. Shareholder will recognize gain or loss on the sale or exchange of common shares to the extent of the difference between the amount realized on such sale or exchange and the holder’s tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year and, in the case of an individual, will be taxed at a lower rate. Losses incurred on the sale or exchange of common shares held for six months or less (after applying certain holding period rules), however, generally will be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Shareholder with respect to such shares.

Treatment of Tax-Exempt U.S. Shareholders. The Internal Revenue Service has ruled that amounts distributed by a REIT out of its earnings and profits to a tax-exempt pension trust did not constitute unrelated business taxable income. Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us in connection with the acquisition of an investment should not cause any income derived from the investment to be treated as unrelated business taxable income upon the distribution of such income as dividends to a tax-exempt entity. A tax-exempt entity that incurs indebtedness to finance its purchase of shares, however, will be subject to unrelated business taxable income by virtue of the debt-financed income rules.

In addition, tax-exempt pension and certain other tax-exempt trusts that hold more than 10% (by value) of the interests in a REIT may be required to treat a percentage of REIT dividends as unrelated business taxable income. The requirement applies only if (i) the qualification of the REIT depends upon the application of a “look-through” exception to the restriction on REIT shareholdings by five or fewer individuals, including such trusts and (ii) the REIT is “predominantly held” by such trusts; i.e., either (A) at least one such trust holds more than 25% (by value) of the interests in the REIT or (B) one or more such trusts (each of whom own more than 10% by value of the interests in the REIT) hold in the aggregate more than 50% (by value) of the interests in the REIT. It is not anticipated that our REIT qualification will depend upon application of the “look-through” exception or that we will be “predominantly held” by such trusts.

Special Tax Considerations for Foreign Shareholders. The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, “Non-U.S. Shareholders”) are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws on an investment in the company, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

In general, Non-U.S. Shareholders will be subject to United States federal income tax with respect to their investment in the company if such investment is “effectively connected” with the Non-U.S. Shareholder’s conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder who receives income that is (or is treated as) effectively connected with a United States trade or business also may be subject to the branch profits tax under section 884 of the Internal Revenue Code of 1986 which is payable in addition to United States corporate income tax. The following discussion applies to Non-U.S. Shareholders whose investment in the company is not so effectively connected. We expect to withhold United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Shareholder

18

Back to Contents

unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the company, or (ii) the Non-U.S. Shareholder files an Internal Revenue Service Form 4224 or applicable successor form with the company, claiming that the distribution is “effectively connected” income.

A distribution by us that is not attributable to gain from the sale or exchange by us of a United States real property interest and that is not designated by us as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution of cash in excess of our earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Shareholder’s basis in its holding of our common shares (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

Distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Shareholder under the Foreign Investment in Real Property Tax Act of 1980. Under the Foreign Investment in Real Property Tax Act, such distributions are taxed to a Non-U.S. Shareholder as if such distributions were gains “effectively connected” with a United States trade or business. Accordingly, a Non-U.S. Shareholder will be taxed at the normal capital gain rates applicable to a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to the Foreign Investment in Real Property Tax Act also may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption.

We are required to withhold from distributions to Non-U.S. Shareholders, and remit to the Internal Revenue Service, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the company’s earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. Tax treaties may reduce our withholding obligations. If the amount withheld by us with respect to a distribution to a Non-U.S. Shareholder exceeds the shareholder’s United States tax liability with respect to such distribution (as determined under the rules described in the two preceding paragraphs), the Non-U.S. Shareholder may file for a refund of such excess from the Internal Revenue Service. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 20% maximum rate on capital gains of individuals.

Unless our common shares constitute a “United States real property interest” within the meaning of the Foreign Investment in Real Property Tax Act or are effectively connected with a U.S. trade or business, a sale of such shares by a Non-U.S. Shareholder generally will not be subject to United States taxation. Our common shares will not constitute a United States real property interest if the company is a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders. It is currently believed that we are a domestically-controlled REIT, and therefore that the sale of shares in our company will not be subject to taxation under the Foreign Investment in Real Property Tax Act. However, because the common shares are publicly traded, no assurance can be given that the company will continue to be a domestically-controlled REIT. Notwithstanding the foregoing, capital gain not subject to the Foreign Investment in Real Property Tax Act will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual’s capital gains. If our company did not constitute a domestically-controlled REIT, whether a Non-U.S. Shareholder’s, sale of common shares would be subject to tax under the Foreign Investment in Real Property Tax Act as a sale of a United States real property interest would depend on whether the shares were “regularly traded” (as defined by applicable Treasury Regulations) on an established

19

Back to Contents

securities market (e.g., the NYSE) and on the size of the selling shareholder’s interest in the company. If the gain on the sale of the company’s shares were subject to taxation under the Foreign Investment in Real Property Tax Act, the Non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of common shares from a Non-U.S. Shareholder will not be required under the Foreign Investment in Real Property Tax Act to withhold on the purchase price if the purchased common shares are “regularly traded” on an established securities market or if our company is a domestically-controlled REIT. Otherwise, under the Foreign Investment in Real Property Tax Act the purchaser of our common shares may be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

Income Taxation of the Operating Partnership, our Subsidiary Partnerships and Their Partners. The following discussion summarizes certain federal income tax considerations applicable to our investment in the operating partnership and the indirect interest of our company in our subsidiary partnerships.

Classification of the Operating Partnership and Our Subsidiary Partnerships. We will be entitled to include in our income our distributive share of the income and to deduct our distributive share of the losses of the operating partnership (including the operating partnership’s share of the income or losses of our subsidiary partnerships) only if the operating partnership (or our subsidiary partnerships) is classified for federal income tax purposes as partnerships or, in the case of certain of our subsidiary partnerships that are single-member limited liability companies, are disregarded as an entity separate from such member, rather than as associations taxable as corporations. With certain exceptions, an unincorporated domestic organization formed on or after January 1, 1997 that has two or more members will be treated as a partnership for federal income tax purposes absent an election by such organization to be treated as an association taxable as a corporation. Such an organization formed prior to January 1, 1997 was treated as a partnership for federal income tax purposes rather than as a corporation for periods prior to January 1, 1997 only if it had no more than two of the four corporate characteristics that the Treasury Regulations applicable to such organizations used to distinguish a partnership from a corporation for tax purposes. These four characteristics were continuity of life, centralization of management, limited liability, and free transferability of interests. Unless such organization elects otherwise, the classification claimed by the organization prior to January 1, 1997 will continue for periods on or after January 1, 1997, and such classification will be respected for all prior periods if the organization had a reasonable basis for such classification, the organization and all members of the organization recognized the federal tax consequences of any change in the organization’s classification within the 60 months prior to January 1, 1997, and neither the organization nor any member was notified in writing on or before May 8, 1996 that the classification of the organization was under examination.

We expect that the operating partnership and all of our subsidiary partnerships formed on and after January 1, 1997 either will have two or more members at all times or, in the case of certain of our subsidiary partnerships, will have a single member, and that none of those organizations will elect to be treated as an association for federal income tax purposes. In addition, our subsidiary partnerships in existence prior to January 1, 1997 and owned, directly or indirectly, by the company and its predecessor claimed to be partnerships for all periods prior to January 1, 1997 and were not notified in writing on or before May 8, 1996 that such classification was under examination. In the opinion of our tax counsel, which is based on the provisions of the partnership agreement of the operating partnership and on certain factual assumptions and representations, the operating partnership and our subsidiary partnerships have been, continue to be and will be, treated as partnerships for federal income tax purposes or, in the case of those subsidiary partnerships that are single-member limited liability companies, will be disregarded as an entity separate from such member. However, neither the operating partnership nor any of our subsidiary partnerships have requested, nor do they intend to request, a ruling from the Internal Revenue Service that they will be treated as partnerships or disregarded, as applicable, for federal income tax purposes. Our tax counsel’s opinion is not binding on the Internal Revenue Service or the courts.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradeable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership’s gross income for each taxable year consists of “qualifying income,” which generally includes

20

Back to Contents

any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. It is unclear whether the right of unit holders in the operating partnership to exchange their units for shares of the company would be treated as the “substantial equivalent” of the units being readily tradeable. However, because it is anticipated that the operating partnership will meet the Qualifying Income Exception, it should not be treated as a corporation under the publicly-traded partnership rules. In addition, Treasury Regulations provide certain safe harbors that, if applicable, will cause partnership interests to be treated as interests that are not readily tradeable on a secondary market or the substantial equivalent thereof. If for any reason the operating partnership or one of our subsidiary partnerships were taxable as a corporation for federal income tax purposes, our company would not be able to satisfy the requirements for REIT status.

Partners, Not Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership’s income, gains, losses, deductions, and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership.

Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Internal Revenue Code of 1986 if they do not comply with the provisions of section 704(b) of the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder as to substantial economic effect.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of the operating partnership and our subsidiary partnerships are intended to comply with the requirements of section 704(b) of the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder.

Sale of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year and allocated to a partner will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements imposed by the Internal Revenue Code of 1986, our share, as a partner, of any gain realized by the operating partnership or our subsidiary partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “—Taxation of Our Company” (p.16).

Information Reporting Requirements and Backup Withholding Tax. We will report to our U.S. Shareholders and the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. Shareholders may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the shareholder (i) fails to furnish its taxpayer identification number (which, for an individual, would be such individual’s Social Security number), (ii) furnishes an incorrect taxpayer identification number, (iii) is notified by the Internal Revenue Service that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Shareholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Shareholder will be allowed as a credit against such U.S. Shareholder’s United States federal income tax liability and may entitle such U.S. Shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

21

Back to Contents

Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders. Non-U.S. Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

State and Local Tax Considerations. We are, and our shareholders may be, subject to state or local taxation in various state or local jurisdictions, including those in which the company, its shareholders, the operating partnership or our subsidiary partnerships transact business or reside. The state and local tax treatment of the company, the operating partnership, our subsidiary partnerships and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the company.

Possible Federal Tax Developments. The rules dealing with federal income taxation are constantly under review by the Internal Revenue Service, the Treasury Department, Congress and the courts. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted or judicial decisions rendered, all of which could affect the taxation of the company and its shareholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting the company and its stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by such legislative, judicial or administrative action.

SELLING SHAREHOLDERS

As described elsewhere in this prospectus, the selling shareholders are persons who either have received our restricted common shares or may receive common shares in exchange for their OP Units. The following table sets forth, as of the date of this prospectus, the name of each selling shareholder, the number of common shares beneficially owned by each selling shareholder, and the number and percentage of our common shares to be beneficially owned by each selling shareholder following the offering to which this prospectus relates. Since selling shareholders may sell all, some or none of their shares that are to be offered by this prospectus, no estimate can be made of the aggregate number of common shares offered by this prospectus, or the aggregate number of common shares that will be owned by each selling shareholder upon completion of the offering to which this prospectus relates. Except as otherwise noted below, none of the selling shareholders has, within the past three years, had any position, office or other material relationship with Acadia.

The common shares offered by this prospectus may be offered from time to time directly by the selling shareholders named below or by pledgees, donees, transferees or other successors in interest thereto:

Name	Shares Beneficially Owned Prior to this Offering(1)		Maximum Number of Shares Which May Be Sold Hereunder	Number of Shares to Be Beneficially Owned After this Offering(2)	Percentage to Be Beneficially Owned After the Offering(2)

RD New York VI, LLC	134,661	(3)	134,661	0	*
Yale University	6,138,492	(4)	6,138,492	0	*
Yale University Retirement Plan for Staff Employees	403,994	(5)	403,994	0	*
Vanderbilt University	1,346,647	(5)	1,346,647	0	*
Carnegie Corporation of New York	942,653	(5)	942,653	0	*
Howard Hughes Medical Institute	2,266,667	(6)	2,266,667	0	*
Harvard Private Capital Realty, Inc.	2,000,000	(6)(7)	2,000,000	0	*
The Board of Trustees of the Leland Stanford Junior University	2,133,333	(6)	2,133,333	0	*

22

Back to Contents

Name	Shares Beneficially Owned Prior to this Offering(1)		Maximum Number of Shares Which May Be Sold Hereunder	Number of Shares to Be Beneficially Owned After this Offering(2)	Percentage to Be Beneficially Owned After the Offering(2)

TRW Master Trust	1,200,000	(6)	1,200,000	0	*
Five Arrows Realty Securities LLC	3,266,667	(8)(9)	2,266,667	1,000,000	3.84	(10)
Chestnut Hill Trust	76,426	(11)	76,426	0	*
Naperville Associates (12)	166,248	(13)	166,248	0	*
Global Investors Corp.	468,072	(14)	468,072	0	*
Jack Nash	364,393	(15)	364,393	0	*
Brown University	685,997	(16)	685,997	0	*
Halil Bezmen (17)	112,644	(18)	112,644	0	*
Selma Bezmen (17)	112,644	(18)	112,644	0	*
SRRD Associates, L.P.	731,089	(18)	731,089	0	*
Samada Limited (as Trustee of the Forest Trust)	1,855,974	(19)	1,855,974	0	*
Pragusa One, Inc.	666,742	(20)	666,742	0	*
Pragusa Two, Inc.	225,288	(21)	225,288	0	*
L & J Realty Company	2,000		2,000	0	*
Ross Dworman(22)	1,270,816	(23)	595,149	675,667	2.59	(10)
Kenneth Bernstein (24)	628,557	(25)	261,691	366,866	1.41	(10)
RD Woonsocket, Inc.(26)	7,540		7,540	0	*
RD Abington, Inc.(26)	3,684		3,684	0	*
RD Missouri, Inc.(26)	2,883		2,883	0	*
RD Merrilville, Inc.(26)	7,799		7,799	0	*
RD Elmwood, Inc.(26)	5,205		5,205	0	*
RD Village, Inc.(26)	9,545		9,545	0	*
RD Marley, Inc.(26)	6,807		6,807	0	*
RD Soundview Inc.(26)	6,323		6,323	0	*
RD Bloomfield Inc.(26)	5,399		5,399	0	*
RD Hobson, Inc.(27)	5,189		5,189	0	*
RD Townline, Inc.(27)	5,036		5,036	0	*
RD Whitegate, Inc.(27)	1,650		1,650	0	*
RD Crossroads Inc.(27)	8,443		8,443	0	*
RD Smithtown Inc.(27)	7,642		7,642	0	*
RD New York, LLC(28)	103,936		103,936	0	*
Homkor Colony, L.P.	31,333		31,333	0	*
G.O. Associates Limited Partnership	38,877	(29)	38,877	0	*
Great Universal Capital Corp.	220,300		220,300	0	*
Cheerful Corp.	118,391		118,391	0	*
Wanda Dworman	8,475	(30)	8,475	0	*
David Dworman	22,825	(30)	2,825	20,000	*
Evan Frazier Partners(31)	19,739		19,739	0	*
Evan Frazier Realty LLC(32)	294,434		294,434	0	*
RD Greenbelt, Inc.(33)	55,011		55,011	0	*
KAL Partners, L.P.	102,068	(34)	102,068	0	*
Michael A. Young	72,005	(35)	34,005	38,000	*
Mindy White (36)	17,029		17,029	0	*
S&J Roth Revocable Trust	25,517	(37)	25,517	0	*
Rabinowitz Family 1991 Trust	21,247	(38)	21,247	0	*
Rabinowitz Family 1986 Trust	21,247	(39)	21,247	0	*
Perry Kamerman(40)	154,866	(41)	50,000	104,866	*
Joel Braun(42)	84,334	(43)	6,667	77,667	*
Eric Newberg	8,000		8,000	0	*

23

Back to Contents

Name	Shares Beneficially Owned Prior to this Offering(1)		Maximum Number of Shares Which May Be Sold Hereunder		Number of Shares to Be Beneficially Owned After this Offering(2)	Percentage to Be Beneficially Owned After the Offering(2)

Robert Masters(44)	66,888	(45)	4,667		62,221	*
Jay A. Kaiser	38,667	(46)	38,667	(47)	0	*
H. Robert Holmes	25,067	(46)	25,067	(47)	0	*
Steve Bollerman	1,333	(46)	1,333	(47)	0	*
AmCap Incorporated	44,267	(46)	44,267	(47)	0	*
Lennox Securities, Inc.	185,600	(46)	185,600	(47)	0	*
TOTALS	—		26,719,319		—	—

(*)	Less than 1%.
(1)
Beneficial ownership based upon information provided by the respective selling shareholders and is based upon a common share price of $7.50. Beneficial ownership will differ at alternate share prices due to allocations of distributions as provided in the various partnership agreements of the partnerships which are currently the record owners of these shares as noted in the applicable footnotes. Assumes that all OP Units held by or attributable to the person are exchanged for common shares.

(2)	Assumes sale of all common shares registered hereunder.
(3)
As of the date of this prospectus, the record owner of 134,395 of these common shares is RD Properties, L.P. VI, the record owner of 133 common shares is RD Properties, L.P. VIA, and the record owner of the remaining 133 common shares is RD Properties, L.P., VIB. All three limited partnerships are expected to distribute their shares to their partners, including the selling shareholder, in accordance with the terms of their respective partnership agreements, prior to their resale pursuant to this prospectus. The LLC is 80% owned by Dworman and 20% owned by Mr. Bernstein. All of these shares are subject to a lock-up agreement that, subject to certain limited exceptions, would prohibit the sale or other disposition of such common shares pursuant to this prospectus or otherwise until December 28, 2000.

(4)
As of the date of this prospectus, the record owner of 3,366,616 of these common shares is RD Properties, L.P. VI, and the record owner of the remaining 2,771,876 common shares is RD Properties, L.P. V. Both limited partnerships are expected to distribute their shares to their partners, including the selling shareholder, in accordance with the terms of their respective partnership agreements, prior to their resale pursuant to this prospectus. The shares attributable to RD Properties, L.P. VI are subject to a lock-up agreement that, subject to certain limited exceptions, would prohibit the sale or other disposition of such common shares pursuant to this prospectus or otherwise until December 28, 2000.

(5)
As of the date of this prospectus, the record owner of these common shares is RD Properties, L.P. VI, which is expected to distribute its shares to its partners, including the selling shareholder, in accordance with the terms of its partnership agreement, prior to their resale pursuant to this prospectus. All of these shares are subject to a lock-up agreement that, subject to certain limited exceptions, would prohibit the sale or other disposition of such common shares pursuant to this prospectus or otherwise until December 28, 2000.

(6)
As of the date of this prospectus, the record owner of these common shares is RD Properties, L.P. VIA, which is expected to distribute its shares to its partners, including the selling shareholder, in accordance with the terms of its partnership agreement, prior to their resale pursuant to this prospectus. All of these shares are subject to a lock-up agreement that, subject to certain limited exceptions, would prohibit the sale or other disposition of such common shares pursuant to this prospectus or otherwise until December 28, 2000.

24

Back to Contents

(7)
Charlesbank Capital Partners, LLC (“Charlesbank”), a Massachusetts limited liability company, pursuant to an agreement among Charlesbank, the President and Fellows of Harvard College and certain individuals, has sole power to direct the vote of these shares and may be deemed the beneficial owner of these shares.

(8)
As of the date of this prospectus, the record owner of 2,266,667 of these common shares is RD Properties, L.P. VIB, which is expected to distribute its shares to its partners, including the selling shareholder, in accordance with the terms of its partnership agreement, prior to their resale pursuant to this prospectus. All of the 3,266,667 shares are subject to a lock-up agreement that, subject to certain limited exceptions, would prohibit the sale or other disposition of such common shares pursuant to this prospectus or otherwise until December 28, 2000. In a series of open market purchases between September 3, 1998 and April 20, 1999, Five Arrows Realty Securities L.L.C. (“Five Arrows”) acquired 1,000,000 common shares as reported in the statement on Schedule 13D filed by Five Arrows and Rothschild Realty Investors II, L.L.C., on September 15, 1998, as amended by Amendment No.1 on May 21, 1999, and Amendment No. 2 on May 24, 1999.

(9)	Rothschild Realty Investors II L.L.C., a Delaware limited liability company and sole managing member of Five Arrows Realty Securities L.L.C., may be deemed the beneficial owner of these shares.
(10)	Assumes the selling shareholder sold all its shares which are covered by this prospectus and no selling shareholder who holds OP Units has converted such OP Units to common shares.
(11)
As of the date of this prospectus, the record owner of 60,267 of these common shares is RD Properties, L.P. II, the record owner of 4,520 common shares is Columbia VGH Investors and the record owner of the remaining 11,639 common shares is RD Bloomfield Associates Limited Partnership II. Benjamin Lambert is the trustee and beneficial owner of the record owner of these shares.

(12)
Naperville Associates (“Naperville”) is an Illinois general partnership, the partners of which are certain trusts (the “Amarillo Trusts”) primarily for the benefit of certain lineal descendants of Nicholas J. Pritzker, deceased (the “Pritzker Family”). The trustees of the Amarillo Trusts also serve as trustees of certain other trusts primarily for the benefit of certain members of the Pritzker Family. Such other trusts beneficially own indirectly through a general partnership 907,900 common shares of Acadia Realty Trust. Naperville disclaims beneficial ownership of the common shares indirectly owned by such other trusts.

(13)
As of the date of this prospectus, the record owner of 60,267 of these common shares is RD Properties, L.P. II, and the record owner of the remaining 105,981 common shares is RD Bloomfield Associates Limited Partnership II. Both limited partnerships are expected to distribute their shares to their partners, including the selling shareholder, in accordance with the terms of their respective partnership agreements, prior to their resale pursuant to this prospectus.

(14)
As of the date of this prospectus, the record owner of 362,091 of these common shares is RD Properties, L.P. II and the record owner of the remaining 105,981 common shares is RD Bloomfield Associates Limited Partnership II.

(15)
As of the date of this prospectus, the record owner of 60,267 of these common shares is RD Properties, L.P. II, the record owner of 48,024 common shares is Columbia VGH Investors, the record owner of 105,981 common shares is RD Bloomfield Associates Limited Partnership II and the record owner of the remaining 150,121 common shares is RD Properties, L.P. III.

(16)
As of the date of this prospectus, the record owner of 120,663 of these common shares is RD Properties, L.P. II, the record owner of 300,242 common shares is RD Properties, L.P. III, the record owner of 138,603 common shares is RD Properties, L.P., V, the record owner of 31,074 common shares is Columbia VGH Investors and the record owner of the remaining 95,415 common shares is RD Bloomfield Associates, L.P. II. All five limited partnerships are expected to distribute their shares to their partners, including the selling shareholder, in accordance with the terms of their respective partnership agreements, prior to their resale pursuant to this prospectus.

25

Back to Contents

(17)	Halil Bezmen is married to Selma Bezmen, each of whom disclaims beneficial ownership of the other’s shares.
(18)
As of the date of this prospectus, the record owner of these common shares is RD Properties, L.P. III, which is expected to distribute its shares to its partners, including the selling shareholder, in accordance with the terms of its partnership agreement, prior to their resale pursuant to this prospectus.

(19)
As of the date of this prospectus, the record owner of 300,242 of these common shares is RD Properties, L.P. III, and the record owner of the remaining 1,555,732 common shares is RD Properties, L.P. IV. Both limited partnerships are expected to distribute their shares to their partners, including the selling shareholder, in accordance with the terms of their respective partnership agreements, prior to their resale pursuant to this prospectus.

(20)
As of the date of this prospectus, the record owner of these common shares is RD Properties, L.P. IV which is expected to distribute its shares to its partners, including the selling shareholder, in accordance with the terms of its partnership agreement, prior to their resale pursuant to this prospectus.

(21)
As of the date of this prospectus, the record owner of these common shares is RD Properties, L.P. III which is expected to distribute its shares to its partners, including the selling shareholder, in accordance with the terms of its partnership agreement, prior to their resale pursuant to this prospectus.

(22)	Mr. Dworman is currently Chairman and Chief Executive Officer of Acadia.
(23)
Reflects the common shares beneficially owned by Mr. Dworman in his individual capacity (either directly or indirectly). The 1,209,066 common shares he directly owns in his individual capacity include: (i) 533,399 shares issuable upon the conversion of OP Units, (ii) 666,667 shares issuable upon the exercise of stock options (iii) 4,000 shares purchased on the open market and (iv) 5,000 restricted shares issued to Mr. Dworman on March 15, 2000. The 61,750 common shares he indirectly owns in his individual capacity (through his equity interests in various limited partnerships) are attributable to him as follows:

Partnership Name	Beneficial Interest

RD Properties, L.P. II	11,578
RD Town Square Associates	5,362
Columbia VGH Investors	1,129
RD Properties, L.P. III	21,233
RD Properties, L.P. IV	22,448

61,750

In the aggregate, Mr. Dworman is deemed to beneficially own 14,558,582 common shares, which in addition to the shares held by Mr. Dworman in his individual capacity (x) as noted above (799,149) or (y) as noted in footnote (29) (3,887), include:

(i)
12,848,990 shares which represent 80% of the total common shares of RD Properties, L.P. VI, RD Properties, L.P. VIA and RD Properties, L.P. VIB (collectively the “RD Funds”) which Mr. Dworman is deemed to beneficially own as an 80% managing member of RD New York VI LLC, the general partner of the RD Funds and indirect owner of 134,661 shares. Mr. Dworman’s 80% share of the 134,661 shares is 107,728.

(ii)	55,185 common shares beneficially owned by Mr. Dworman by virtue of his 100% equity interest in those entities designated by footnote (26).
(iii)	22,368 common shares beneficially owned by Mr. Dworman by virtue of his 80% equity interest in those entities designated by footnote (27).

26

Back to Contents

(iv)	83,149 common shares beneficially owned by Mr. Dworman by virtue of his 80% equity interest in RD New York LLC as described in footnote (28).
(v)	15,791 common shares beneficially owned by Mr. Dworman virtue of his 80% equity interest in Evan Frazier Partners as described in footnote (31).
(vi)	214,937 common shares beneficially owned by Mr. Dworman by virtue of his 73% interest in Evan Frazier Realty LLC as described in footnote (32).
(vii)	43,459 common shares beneficially owned by Mr. Dworman by virtue of his 79% equity interest in RD Greenbelt, Inc. as described in footnote (33).
(viii)	Mr. Dworman owns 3,499 common shares and 388 shares, respectively, in his own name through the partnership described in footnote (29) and through RD G.O. Properties, Inc., a wholly owned corporation.
(24)	Mr. Bernstein is currently President of the trust.
(25)
Reflects the common shares beneficially owned by Mr. Bernstein in his individual capacity. These shares include: (i) 261,691 shares issuable upon the conversion of OP Units, (ii) 333,334 shares issuable upon the exercise of stock options, (iii) 25,532 restricted shares issued to Mr. Bernstein on January 3, 2000 (which shares are not being registered under this registration statement) and (iv) 8,000 shares purchased on the open market. In the aggregate, Mr. Bernstein is deemed to beneficially own 3,944,516 common shares which, in addition to the shares held by Mr. Bernstein in his individual capacity, include:

(i)
3,212,248 shares which represent 20% of the total common shares of the RD Funds which Mr. Bernstein is deemed to beneficially own as a 20% managing member of RD New York VI LLC, the general partner of the RD Funds and owner of 134,661 shares. Mr. Bernstein’s 20% share of the 134,551 shares is 26,933.

(ii)	5,593 common shares beneficially owned by Mr. Bernstein by virtue of his 20% equity interest in those entities designated by footnote (27).
(iii)	20,787 common shares beneficially owned by Mr. Bernstein by virtue of his 20% equity interest in RD New York LLC as described in footnote (28).
(iv)	3,948 common shares beneficially owned by Mr. Bernstein by virtue of his 20% equity interest in Evan Frazier Partners as described in footnote (31).
(v)	61,831 common shares beneficially owned by Mr. Bernstein by virtue of his 21% interest in Evan Frazier Realty LLC as described in footnote (32).
(vi)	11,552 common shares beneficially owned by Mr. Bernstein by virtue of his 21% interest in RD Greenbelt, Inc. as described in footnote (33).
(26)	Mr. Dworman is the sole shareholder of this corporation.
(27)	Messrs. Dworman and Bernstein own 80% and 20%, respectively, of the issued and outstanding shares.
(28)	Messrs. Dworman and Bernstein own 80% and 20%, respectively, of this limited liability corporation.
(29)	Mr. Dworman owns 3,499 common shares and 388 shares, respectively, through this partnership in his own name and through RD G.O. Properties, Inc., a wholly owned corporation.
(30)
As of the date of this prospectus, the record owner of 2,825 of these common shares is Columbia VGH Investors. Mr. Dworman also owns 20,000 shares in his own name, none of which are the subject of this prospectus.

(31)	Messrs. Dworman and Bernstein own 80% and 20%, respectively, of this partnership.
(32)	Messrs. Dworman and Bernstein own 73% and 21%, respectively, of this partnership.

27

Back to Contents

(33)	Messrs. Dworman and Bernstein own 79% and 21%, respectively, of the issued and outstanding shares.
(34)	Greg Manocherian has the power to direct the vote of these shares as well as the power to direct the disposition of these shares and, consequently, may be deemed a beneficial owner of these shares.
(35)	Mr. Young also owns 38,000 shares in his own name, none of which are the subject of this prospectus.
(36)	Mrs. White is married to Gregory White, a trustee of Acadia. Mr. White owns 22,000 shares, none of which are the subject of this prospectus and all of which Mrs. White disclaims ownership of.
(37)	Stephen Roth is the beneficial owner of these shares.
(38)
Each of Martin Rabinowitz and Elaine Appel, in his/her capacity as trustee, has the power to direct the vote of these shares as well as the power to direct the disposition of these shares and, consequently, may be deemed a beneficial owner of these shares.

(39)
Each of Steven Rabinowitz and Marc Weisman, in his capacity as trustee, has the power to direct the vote of these shares as well as the power to direct the disposition of these shares and, consequently, may be deemed a beneficial owner of these shares.

(40)	Mr. Kamerman is currently a Senior Vice President and Treasurer of Acadia.
(41)
These shares include: (i) 50,000 shares issuable upon the conversion of OP Units, (ii) 103,334 shares issuable upon the exercise of stock options and (iii) 1,532 restricted shares issued to Mr. Kamerman on January 3, 2000 (which shares are not being registered under this registration statement).

(42)	Mr. Braun is currently a Senior Vice President of Acadia.
(43)	These shares include: (i) 6,667 shares issuable upon the conversion of OP Units, (ii) 76,667 shares issuable upon the exercise of stock options and (iii) 1,000 shares purchased on the open market.
(44)	Mr. Masters is currently a Senior Vice President and General Counsel of Acadia.
(45)
These shares include: (i) 4,667 shares issuable upon the conversion of OP Units, (ii) 56,667 shares issuable upon the exercise of stock options, (iii) 2,554 restricted shares issued to Mr. Masters on January 3, 2000 (which shares are not being registered under this registration statement) and (iv) 3,000 shares purchased on the open market.

(46)
As of the date of this prospectus, this selling shareholder holds preferred OP Units which were issued pursuant to a certain Agreement of Contribution dated November 8, 1999. Preferred OP Units are convertible into regular OP Units at a rate of approximately 133.33 regular OP Units for each preferred OP Unit. Regular OP Units are convertible into common shares on a one-for-one basis. Amounts set forth in the table reflect the “as converted” number of common shares held by each selling shareholder as of the date of this prospectus.

(47)
These shares are subject to a lock-up agreement that, subject to certain limited exceptions, would prohibit the sale or other disposition of such common shares pursuant to this prospectus or otherwise until November 16, 2000.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time by the persons listed under the “Selling Shareholders” section of this prospectus of up to 26,719,319 common shares. We have issued 16,061,238 restricted common shares to certain selling shareholders and may issue further shares to the extent certain other selling shareholders exchange their 10,658,081 OP Units, including 294,934 OP Units issuable upon the conversion of preferred OP Units, held by them in our subsidiary, the operating partnership, for an equal number of common shares. We have registered the selling shareholders’ common shares for resale to provide them with freely tradeable securities. However, registration of their shares does not necessarily mean that they

28

Back to Contents

will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of their shares.

Selling shareholders (or pledgees, donees, transferees or other successors in interest) may sell the common shares to which this prospectus relates from time to time on the New York Stock Exchange, where our common shares are listed for trading, in other markets where our common shares are traded, in negotiated transactions, through underwriters or dealers, directly to one or more purchasers, through agents or in a combination of such methods of sale. They will sell the common shares at prices which are current when the sales take place or at other prices to which they agree. All costs, expenses and fees in connection with the registration of the common shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares offered hereby will be borne by the selling shareholders.

The selling shareholders may effect such transactions by selling the common shares offered hereby directly to purchasers or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the common shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of the shares which are the subject of this prospectus for whom they may act as agents, and underwriters may sell the shares which are the subject of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

The shares which are the subject of this prospectus may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares which are the subject of this prospectus may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the New York Stock Exchange; (e) privately negotiated transactions; and (f) underwritten transactions. The selling shareholders and any underwriters, dealers or agents participating in the distribution of the shares which are the subject of this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of such shares by the selling shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act. None of the selling shareholders has informed us as to their plan of distribution.

29

Back to Contents

EXPERTS

The financial statements and schedule included in the annual report on form 10-K for the fiscal year ended December 31, 1998 incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Ernst & Young LLP. These audited financial statements are incorporated in this prospectus by reference in reliance upon the authority of Ernst & Young LLP as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Battle Fowler LLP, New York, New York. The validity of the common shares offered hereby will be passed upon for us by Berliner, Corcoran & Rowe L.L.P., Washington, D.C. In addition, the description of federal income tax matters contained in the section of this prospectus entitled “Federal Income Tax Considerations” is based on the opinion of Battle Fowler LLP.

30

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by Acadia or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

TABLE OF CONTENTS

Prospectus

26,719,319 Shares

Acadia Realty Trust

Common Shares

PROSPECTUS

March 29, 2000

Back to Contents

RE-OFFER PROSPECTUS

2,328,269 Common Shares of Beneficial Interest of

Acadia Realty Trust

We are Acadia Realty Trust (“Acadia” or the “Company”), a statutory real estate investment trust formed under the laws of the State of Maryland. Our common shares of beneficial interest which are the subject of this re-offer prospectus may be offered and sold to the public by individuals who are deemed to be “affiliates” under Rule 144 promulgated under the Act (the “Selling Securityholders”) who will be issued common shares pursuant to the terms of the Company’s 1999 Share Option Plan (the “Plan”).

The Selling Securityholders may sell their common shares directly or indirectly in one or more transactions on any stock exchange or stock market on which the common shares may be listed at the time of the sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Our common shares are listed on the New York Stock Exchange under the symbol “AKR.” On March 18, 2004, the last reported sale price for our common shares was $15.00 per share.

This re-offer prospectus has been prepared for the purpose of registering the common shares which are the subject of this re-offer prospectus under the Securities Act to allow for future sales by the Selling Securityholders to the public. The Selling Securityholders may sell common shares directly to purchasers or through brokers or dealers, which may act as agents or principals, or pursuant to a distribution by one or more underwriters on a firm commitment or best efforts basis. Such brokers, dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the common shares, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of common shares may be deemed to be underwriting discounts and commissions under the Securities Act. We will not receive any proceeds from the sale of the common shares by the Selling Securityholders.

This investment involves a high degree of risk. Please see “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this re-offer prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

This re-offer prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this re-offer prospectus is March 19, 2004.

Back to Contents

i

Back to Contents

RE-OFFER PROSPECTUS SUMMARY

This summary highlights information included elsewhere in or incorporated by reference in this re-offer prospectus. It may not contain all of the information that is important to you. You should read the following summary together with the more detailed information included or incorporated by reference in this re-offer prospectus, including risk factors regarding our business and the common shares being offered hereby.

In this re-offer prospectus, we refer to Acadia together with its subsidiaries (unless the context otherwise requires) as “we,” “us,” “our,” or “our Company.”

Our Company

Overview

We are Acadia Realty Trust, a Maryland real estate investment trust (“REIT”) formed on March 4, 1993. We are a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of neighborhood and community shopping centers. All of our assets are held by, and all of our operations are conducted through, Acadia Realty Limited Partnership, a Delaware limited partnership, and its majority-owned subsidiaries. We refer to Acadia Realty Limited Partnership and its majority-owned subsidiaries as the “Operating Partnership” throughout this re-offer prospectus.

As of the date of this re-offer prospectus, we controlled 96% of the Operating Partnership as the sole general partner. As the general partner, we are entitled to share, in proportion to our percentage interest, in the cash distributions and profits and losses of the Operating Partnership. The limited partners represent entities or individuals who contributed their interests in certain properties or partnerships to the Operating Partnership in exchange for common or preferred units of limited partnership interest, which we refer to as “OP Units.” The common OP Units are exchangeable for our common shares on a one-for-one basis, subject to adjustment for certain events.

As of the date of this re-offer prospectus, we operate 62 properties which we own or have an ownership interest in, consisting of 58 neighborhood and community shipping centers, one enclosed mall, one mixed-use property (retail/residential) and two multifamily properties, all of which are located in the Northeast, Mid-Atlantic and Midwest United States, totaling approximately 9.0 million square feet.

Our primary business objective is to acquire and manage commercial retail properties that will provide cash for distributions to our shareholders while also creating the potential for capital appreciation to enhance investor returns. Currently, the primary conduit for our acquisition program is through a joint venture, Acadia Strategic Opportunity Fund, LP, which we and four of our institutional shareholders formed in September 2001. Initially, the investors committed $70 million. We committed an additional $20 million of investor capital to the venture and will be entitled to receive standard management, construction and leasing fees with respect to properties acquired by the joint venture. In addition, we are entitled to an asset management fee equal to 1.5% of the capital committed as well as an incentive payment of 20% after the return of all investor capital with a 9% preferred return. As of the date of this re-offer prospectus, this joint venture has invested in $166 million of properties and we and the investors have contributed equity to the joint venture in the amount of $10.5 million and $36.5 million, respectively.

Our common shares are traded on the New York Stock Exchange under the symbol “AKR.”

Tax Status

We have elected to be treated as a REIT for federal income tax purposes. This treatment permits us to deduct dividend distributions to our shareholders for federal income tax purposes, thus effectively eliminating the “double taxation” that generally results when a corporation earns income and distributes that income to its shareholders by way of dividends. In order to maintain our status as a REIT, we must comply with a number of requirements under federal income tax law. See “Risk Factors” and “Federal Income Tax Considerations” beginning on pages 4 and 12, respectively, of this re-offer prospectus.

Back to Contents

Our Offices

Our principal executive offices are located at 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605, and our telephone number is (914) 288-8100.

Recent Developments

Venture with Klaff Realty, L.P.

On January 27, 2004, we entered into a venture (the “Venture”) with Klaff Realty, L.P. (“Klaff”) and Klaff’s long time capital partner Lubert-Adler Management, Inc. (“Lubert-Adler”) for the purpose of making investments in surplus or underutilized properties owned by retailers. The initial size of the Venture is expected to be approximately $300 million in equity based on anticipated investments of approximately $1 billion. The Venture is currently exploring investment opportunities, but has not yet made any commitments. Each participant in the Venture has the right to opt out of any potential investment. We and ASOF, as well as possible future joint venture funds which may be sponsored by us, anticipate investing 20% of the equity of the Venture. Cash flow is to be distributed to the partners until they have received a 10% cumulative return and a full return of all contributions. Thereafter, remaining cash flow is to be distributed 20% to Klaff (“Klaff’s Promote”) and 80% to the partners (including Klaff). Remaining cash flow attributable from up to $20.0 million of our contributed capital is not subject to Klaff’s Promote. We will also earn, through a taxable REIT subsidiary, market-rate fees for property management, leasing and construction services on behalf of the Venture.

We have also acquired Klaff’s rights to provide asset management, leasing, disposition, development and construction services for an existing portfolio of retail properties and/or leasehold interests (the “Management Rights”) comprised of approximately 10 million square feet of retail space located throughout the United States (the “Klaff Properties”). These activities will be conducted through a taxable REIT subsidiary. The acquisition involves only Klaff’s Management Rights associated with operating the Klaff Properties and does not include equity interests in assets owned by Klaff or Lubert-Adler. The Operating Partnership issued $4.0 million of Preferred OP Units to Klaff in consideration of the acquisition of Management Rights.

Corporate Governance Initiatives—Board Restructuring

On March 18, 2004, we announced the next phase of our corporate governance initiatives. In connection with our efforts to transition to a more independent board of trustees, we announced that the following four individuals will not stand for re-election at our next annual meeting of shareholders:

•	Martin L. Edelman of the law firm Paul Hastings Janofsky and Walker, our outside general counsel;

•	Gregory White of Prima Advisors, who is a member of the board of trustees of a competing retail REIT;

•	Marvin Levine of the law firm Wachtel & Masyr, which actively represents us in transactions; and

•	Lawrence J. Longua, an original member of Mark Center Trust’s board of trustees who is currently with Newmark & Company.

We also announced that Ross Dworman, our former Chairman and Chief Executive Officer, has resigned as a trustee. In conjunction with his resignation, Mr. Dworman exercised all of his outstanding share options. These options to purchase one million common shares at $7.50 per share were granted pursuant to the 1998 merger with Mark Centers Trust.

At the next annual meeting of shareholders on May 6, 2004, four of our current independent trustees will stand for re-election: Lee Wielansky, Douglas Crocker II, Alan Forman and Lorrence Kellar. In addition, our only management trustee, Kenneth F. Bernstein, our President and Chief Executive Officer, will also stand for re-election. In addition, our Nominating/Corporate Governance Committee intends to select two new independent candidates to stand for election, bringing the size of our board to seven members. Assuming all expected trustees are elected to the board by shareholders, six of the seven board members will be independent under New York Stock Exchange requirements.

2

Back to Contents

Securities That May Be Offered

This re-offer prospectus relates to the offer and sale from time to time by the persons listed under the “Selling Securityholder” section of this re-offer prospectus of up to 2,328,269 common shares which may be issued pursuant to the terms of the Plan. We have registered the common shares covered by this re-offer prospectus.

We will not receive any cash proceeds from the sale of our common shares by the Selling Securityholders.

Risk Factors

Investing in our common shares involves various risks. In considering whether to purchase our common shares, you should carefully consider the matters discussed under “Risk Factors” beginning on page 4 of this re-offer prospectus.

3

Back to Contents

RISK FACTORS

Investing in our securities involves risks that could affect us and our business as well as the real estate industry generally. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this re-offer prospectus. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports, which are also incorporated by reference into this re-offer prospectus. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our securities, you should carefully consider the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2003 and the other information in this re-offer prospectus, as well as the documents incorporated by reference herein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common shares which may be sold pursuant to this re-offer prospectus for the accounts of the Selling Securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Securityholders. See “Selling Securityholders,” below, and “Plan of Distribution,” beginning on page 6 of this re-offer prospectus.

SELLING SECURITYHOLDERS

This re-offer prospectus covers offers and sales from time to time by the Selling Securityholders of up to 2,328,269 common shares issued or to be issued to the Selling Securityholders pursuant to the terms of the Plan. Under Rule 416 of the Securities Act, the Selling Securityholders may also offer and sell common shares issued to the Selling Securityholders as a result of, among other events, stock splits, stock dividends and similar events that affect the number of common shares held by the Selling Securityholders. The Selling Securityholders are affiliates of us pursuant to Rule 144 of the Securities Act.

The following table sets forth certain information as to the beneficial ownership of our common shares as of March 19, 2004 for each Selling Securityholder:

Name	Common Shares Beneficially Owned Before Offering(1)		Common Shares Offered	Common Shares Beneficially Owned After Offering	Percentage of Common Shares to be Owned After Offering

Kenneth F. Bernstein	1,232,168	(2)	837,034	395,134	1.4%
Michael Nelsen	0	(3)	0	0	0
Joel L. Braun	99,028	(4)	92,361	6,667	*
Joseph W. Hogan	29,925	(5)	29,925	0	*
Robert Masters	82,454	(6)	74,787	7,667	*
Joseph Napolitano	16,333	(7)	16,333	0	*
Joseph Povinelli	29,210	(8)	29,210	0	*
Douglas Crocker, II	200	(9)	200	0	*
Ross Dworman	1,560,914	(10)	1,010,000	550,914	1.9%
Martin L. Edelman	3,000	(11)	3,000	0	*
Alan S. Forman	600	(12)	600	0	*
Lorrence T. Kellar	200	(13)	200	0	*
Marvin Levine	7,000	(14)	3,000	4,000	*
Lawrence J. Longua	4,000	(15)	3,000	1,000	*
Gregory White	67,029	(16)	3,000	64,029	*
Lee S. Wielansky	7,000	(17)	2,000	5,000	*

(1)
The number of shares beneficially owned is determined under rules promulgated by the Commission and includes outstanding common shares or restricted common shares and options for common shares that have vested or will vest within 60 days.

4

Back to Contents

(2)
Reflects the common shares beneficially owned by Mr. Bernstein in his individual capacity and the common shares deemed to be beneficially owned by Mr. Bernstein. The common shares directly owned by Mr. Bernstein in his individual capacity consist of (i) 327,309 OP Units which are immediately exchangeable into a like number of common shares, (ii) 87,034 vested restricted common shares of a total of 200,418 restricted common shares issued to Mr. Bernstein in 2004, 2003, 2002, 2001 and 2000, (iii) 63,879 common shares and (iv) 750,000 vested options issued pursuant to the Plan. The common shares deemed to be beneficially owned by Mr. Bernstein consist of 3,946 OP Units which are immediately exchangeable into a like number of common shares, which OP Units are beneficially held by Mr. Bernstein through his equity interests in various corporations, limited liability companies and limited partnerships which are the record holders of such OP Units. Mr. Bernstein is Chief Executive Officer, President and a Trustee of our Company.

(3)	Mr. Nelsen owns 4,549 unvested restricted common shares issued in 2004. Mr. Nelsen is Senior Vice President and Chief Financial Officer of our Company.
(4)
Represents (i) 7,361 vested restricted common shares of a total of 35,867 restricted common shares issued to Mr. Braun in 2004, 2003, 2002 and 2001, (ii) 85,000 vested options issued pursuant to the Plan, and (iii) 6,667 OP Units which are immediately exchangeable into a like number of common shares. Mr. Braun is Senior Vice President and Chief Investment Officer of our Company.

(5)
Represents 4,925 vested restricted common shares of a total of 19,608 restricted common shares issued to Mr. Hogan in 2004, 2003, 2002, 2001 and 2000, and 25,000 vested options issued pursuant to the Plan. Mr. Hogan is Senior Vice President and Director of Construction of our Company.

(6)
Represents 7,667 common shares, 9,787 vested restricted common shares of a total of 29,471 restricted common shares issued to Mr. Masters in 2004, 2003, 2002, 2001 and 2000, and 65,000 vested options issued pursuant to the Plan. Mr. Masters is the Senior Vice President, General Counsel and Corporate Secretary of our Company.

(7)
Represents 1,333 vested restricted common shares of a total of 11,874 restricted common shares issued to Mr. Napolitano in 2004 and 2003, and 15,000 vested options issued pursuant to the Plan. Mr. Napolitano is Senior Vice President and Director of Operations of our Company.

(8)
Represents 25,221 common shares and 3,989 vested restricted common shares of a total of 12,316 restricted common shares issued to Mr. Povinelli in 2004, 2003, 2001 and 1999. Mr. Povinelli is Senior Vice President and Director of Leasing of our Company.

(9)	Represents vested options issued pursuant to the Plan. Mr. Crocker is a Trustee of our Company.
(10)
Reflects the common shares beneficially owned by Mr. Dworman in his individual capacity and the common shares deemed to be beneficially owned by Mr. Dworman. The common shares directly owned by Mr. Dworman in his individual capacity consist of 1,542,831 common shares. The common shares deemed to be beneficially owned by Mr. Dworman consist of (a) 15,783 OP Units which are immediately exchangeable into a like number of common shares, which OP Units are beneficially held by Mr. Dworman through his equity interests in various corporations, limited liability companies and limited partnerships which are the record holders of such OP Units, and (b) 2,300 OP Units which are immediately exchangeable into a like number of common shares, which OP Units are held of record by The RD Foundation Inc. Mr. Dworman is the President and a Director of The RD Foundation Inc. and its sole member. Mr. Dworman disclaims beneficial ownership of the 2,300 OP Units gifted to The RD Foundation Inc. Mr. Dworman is a former Trustee of our Company.

(11)	Represents vested options issued pursuant to the Plan. Mr. Edelman is a Trustee of our Company.
(12)	Represents vested options issued pursuant to the Plan. Mr. Forman is a Trustee of our Company.
(13)	Represents vested options issued pursuant to the Plan. Mr. Kellar is a Trustee of our Company.
(14)	Represents 4,000 common shares and 3,000 vested options issued pursuant to the Plan. Mr. Levine is a Trustee of our Company.
(15)	Represents 1,000 common shares purchased by Mr. Longua on the open market and 3,000 vested options issued pursuant to the Plan. Mr. Longua is a Trustee of our Company.
(16)
Represents 49,029 common shares, all of which are owned by Mr. White’s wife, 15,000 common shares held in Mr. White’s children’s names, and 3,000 vested options issued pursuant to the Plan. Mr. White is a Trustee of our Company.

(17)	Represents 5,000 common shares purchased by Mr. Wielansky on the open market and 2,000 vested options issued pursuant to the Plan. Mr. Wielansky is a Trustee of our Company.

5

Back to Contents

PLAN OF DISTRIBUTION

This re-offer prospectus relates to the offer and sale from time to time by the persons listed under the “Selling Securityholders” section of this re-offer prospectus of up to 2,328,269 common shares. As used in this section of the re-offer prospectus, the term “Selling Securityholders” includes the Selling Securityholders named in the table above and any of their donees, pledgees, transferees or other successors in interest who receive shares offered hereby from a Selling Securityholder as a gift, pledge, or other non-sale related transfer and who subsequently sell any of such shares after the date of this re-offer prospectus. We have registered the Selling Securityholders’ common shares for resale to provide the Selling Securityholders with freely tradeable common shares. However, registration of the Selling Securityholders’ common shares does not necessarily mean that the Selling Securityholders will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of the Selling Securityholders’ shares.

The Selling Securityholders may sell our common shares to which this re-offer prospectus relates from time to time on the New York Stock Exchange, where our common shares are listed for trading, in other markets where our common shares may be traded, in negotiated transactions, through underwriters or dealers, directly to one or more purchasers, through agents or in a combination of such methods of sale. The Selling Securityholders may sell our common shares at prices which are current when the sales take place or at other prices to which they agree. All costs, expenses and fees in connection with the registration of the common shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares offered hereby will be borne by the Selling Securityholders.

The Selling Securityholders may effect such transactions by selling the common shares offered hereby directly to purchasers or through broker-dealers, which may act as agents or principals, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the common shares which are the subject of this re-offer prospectus may be sold include: (a) a block trade in which the broker-dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the New York Stock Exchange; (e) privately negotiated transactions; and (f) underwritten transactions.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers and other financial institutions may engage in short sales of our common shares in the course of hedging the related positions they assume. The Selling Securityholders may also sell our common shares short and redeliver the common shares covered by this re-offer prospectus to close out the short positions. In addition, the Selling Securityholders may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealers or other financial institutions of common shares offered by this re-offer prospectus, which shares the broker-dealers or other financial institutions may resell pursuant to this re-offer prospectus (as supplemented or amended to reflect the transaction).

Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the common shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from purchasers of the shares which are the subject of this re-offer prospectus for whom they may act as agents, and underwriters may sell the shares which are the subject of this re-offer prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

We will file a supplement to this re-offer prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Securityholder that any material arrangements have been

6

Back to Contents

entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer.

In addition, upon receiving notice from a Selling Securityholder that a donee, pledgee or transferee or other successor in interest intends to sell more than 500 shares covered by this re-offer prospectus, we will file a supplement to this re-offer prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee who may sell the shares which are the subject of this re-offer prospectus.

The Selling Securityholders and any underwriters, dealers or agents participating in the distribution of the shares which are the subject of this re-offer prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of such shares by the Selling Securityholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

DESCRIPTION OF OUR COMMON SHARES

The following description of our common shares does not purport to be complete and is qualified in its entirety by reference to our declaration of trust and bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this re- offer prospectus is a part. See “Available Information” on page 22 of this re-offer prospectus.

General

Under our declaration of trust, we have authority to issue 100,000,000 common shares, par value $0.001 per share. All common shares, when issued, are duly authorized, fully paid and nonassessable. This means that the full price for the shares has been paid at the time of issuance and consequently that any holder of such shares will not later be required to pay us any additional money for the same. As of December 31, 2003, 27,449,472 common shares were issued and outstanding, as were 1,139,017 common OP Units which are convertible into the same number of common shares. In addition, 2,212 Series A Preferred OP Units were issued at a price of $1,000 per Unit to certain selling shareholders on November 18, 1999. These Series A Preferred OP Units are convertible into common OP Units at a conversion price of $7.50 per common Unit, have a distribution preference and entitle the holder to a 9.0% dividend yield. A total of 1,580 Series A Preferred OP Units were outstanding as of December 31, 2003, following the conversion of 632 Series A Preferred OP Units during 2003.

On January 27, 2004, 4,000 Series B Preferred OP Units were issued in connection with the acquisition of the rights to provide asset management, leasing, disposition, development and construction services for an existing portfolio of retail properties from Klaff. These Units have a stated value of $1,000 per Unit and are entitled to a quarterly preferred distribution of the greater of (i) $13.00 (5.2% annually) per Unit or (ii) the quarterly distribution attributable to a Preferred OP Unit if such Unit were converted into a common OP Unit. The Series B Preferred OP Units are convertible into common OP Units based on the stated value of $1,000 divided by $12.82 at any time. Additionally, the holder of the Series B Preferred OP Units may redeem them at par for either cash or common OP Units (at our option) after the earlier of the third anniversary of their issuance, or the occurrence of certain events, including a change in control of our Company. Finally, after the fifth anniversary of the issuance, we may redeem the Series B Preferred OP Units and convert them into common OP Units at market value as of the redemption date. In response to a subsequent request from Klaff, our Board of Trustees approved a waiver on February 24, 2004 which allows Klaff to redeem 1,500 Series B Preferred OP Units at any time.

Our common shares have equal dividend, liquidation and other rights, and have no preference, exchange or appraisal rights, except for any appraisal rights provided by Maryland law. Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

7

Back to Contents

Distributions

Holders of our common shares may receive distributions out of assets that we can legally use to pay distributions, when and if they are authorized and declared by our board of trustees. Each common shareholder shares in the same proportion as other common shareholders out of the assets that we can legally use to pay distributions after we pay or make adequate provision for all of our known debts and liabilities in the event we are liquidated, dissolved or our affairs are wound up.

Voting Rights

Holders of common shares have the power to vote on all matters presented to our shareholders, including the election of trustees, except as otherwise provided by Maryland law. Our declaration of trust prohibits us from merging or selling all or substantially all of our assets without the approval of two-thirds of the outstanding shares that are entitled to vote on such matters. Holders of common shares are entitled to one vote per share.

There is no cumulative voting in the election of our trustees, which means that holders of more than 50% of the common shares voting for the election of trustees can elect all of the trustees if they choose to do so and the holders of the remaining shares cannot elect any trustees.

Restrictions on Transfer

To qualify as a REIT under the Internal Revenue Code of 1986, we must satisfy certain ownership requirements. Specifically, not more than 50% in value of our outstanding common shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986 to include certain entities) during the last half of a taxable year, and the common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. We must also satisfy certain income requirements to maintain our REIT status. One such requirement is that at least 75% of our company’s gross income for each calendar year must consist of rents from real property and income from certain other real property investments. This is complicated by the fact that the rents received by the operating partnership will not qualify as rents from real property if we own, actually or constructively, 10% or more of the ownership interests in our lessees, within the meaning of section 856(d)(2)(B) of the Internal Revenue Code of 1986, as amended. See “Federal Income Tax Considerations—General” beginning on page 13 of this re-offer prospectus.

Because our board of trustees believes it is essential for us to continue to qualify as a REIT, our declaration of trust contains provisions aimed at satisfying the requirements described above. In regard to the ownership requirements, the declaration of trust provides that subject to certain exceptions, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, more than 4% of our outstanding common shares. The Trustees may waive this 4% limitation if evidence satisfactory to them or our tax counsel is presented that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, the Trustees may require opinions of counsel satisfactory to them and/or an undertaking from the applicant with respect to preserving our REIT status.

The trustees of Mark Centers Trust waived the 4% ownership limitation in August, 1998 when certain affiliates of RD Capital, Inc. received shares in consideration of their contribution to Mark Center Limited Partnership. On two subsequent occasions, our trustees permitted investors owing in excess of 4% of the trust’s outstanding shares to acquire additional shares through open market purchases transacted during specified three-month windows.

In addition, our declaration of trust provides that any purported transfer or issuance of shares or securities transferable into shares which would (i) violate the 4% limitation described above, (ii) result in shares being owned by fewer than 100 persons for purposes of the REIT provisions of the Internal Revenue Code of 1986, (iii) result in our Company being “closely held” with the meaning of Section 856(h) of the Internal Revenue Code of 1986, or (iv) otherwise jeopardize our REIT status under the Internal Revenue Code (including a transfer which would cause us to own, actually or constructively, 9.8% or more of the ownership interests in one of our lessees) will be null and void ab initio (from the beginning). Moreover,

8

Back to Contents

common shares transferred, or proposed to be transferred, in contravention of the above will be subject to purchase by us at a price equal to the lesser of (i) the price stipulated in the challenged transaction and (ii) the fair market value of such shares (determined in accordance with the rules set forth in our declaration of trust).

All certificates representing the common shares bear a legend referring to the restrictions described above.

The ownership limitations described above could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company which has an address at 40 Wall Street, New York, NY 10005.

Declaration of Trust and Bylaw Provisions and Certain Provisions of Maryland Law

Number of Trustees; Election of Trustees, Removal of Trustees, the Filling of Vacancies.  Our declaration of trust provides that the board of trustees will consist of not less than two nor more than fifteen persons, and that the number of trustees will be set by the trustees then in office. Our board currently consists of ten trustees, each of whom serves until the next annual meeting of shareholders and until his successor is duly elected and qualified. Election of each trustee requires the approval of a plurality of the votes cast by the holders of common shares in person or by proxy at our annual meeting. The board of trustees does not have a nominating committee. Our bylaws provide that the shareholders may, at any time, remove any trustee, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast on the matter and may elect a successor to fill any resulting vacancy for the balance of the term of the removed trustee. Any vacancy (including a vacancy created by an increase in the number of trustees) will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the trustees.

Limitation of Liability and Indemnification of Trustees and Officers.  Our bylaws and declaration of trust authorize our company, to the extent permitted under Maryland law, to indemnify its trustees and officers in their capacity as such. Section 8-301(15) of the Maryland General Corporation Law (“MGCL”) permits a Maryland REIT to indemnify or advance expenses to trustees and officers to the same extent as is permitted for directors and officers of a Maryland corporation under the MGCL. The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by such director or officer on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

9

Back to Contents

Our bylaws also permit us, subject to the approval of our board of trustees, to indemnify and advance expenses to any person who served as a predecessor of us in any of the capacities described above and to any employee or agent of us or a predecessor of us.

In addition to the above, we have purchased and maintains insurance on behalf of all of its trustees and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or has the power to indemnify them against the same liability.

Business Combinations.  Section 8-301(14) of the MGCL permits a Maryland REIT to enter to a business combination (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) on the same terms as a Maryland corporation under the MGCL. Under the MGCL, certain business combinations between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of such corporation’s shares, or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation (an “Interested Stockholder”) or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of such corporation and (b) two-thirds of the votes entitled to be cast by holders of shares of voting stock of such corporation other than the shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be affected, unless, among other conditions, the corporation’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Control Share Acquisitions.  The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer, by officers or by directors who are employees of the corporation. “Control Shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one- third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares which the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

10

Back to Contents

The foregoing does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. Pursuant to the MGCL, we have exempted control share acquisitions involving our trustees and employees and any person approved by our trustees in their sole discretion.

Amendments to Our Declaration of Trust.  In general, the declaration of trust may be amended by the affirmative vote or written consent of the holders of not less than a majority of the common shares then outstanding and entitled to vote thereon. However, amendments with respect to certain provisions relating to the ownership requirements, reorganizations and certain mergers or consolidations or the sale of substantially all of our assets, which amendments require the affirmative vote or written consent of the holders of not less than two- thirds of the common shares then outstanding and entitled to vote thereon. The Trustees of our company, by a two-thirds vote, may amend the provisions of the declaration of trust from time to time to effect any change deemed necessary by the Trustees to allow us to qualify and continue to qualify as a REIT.

Dissolution of Our Company or its REIT Status.  The declaration of trust permits the termination and the discontinuation of our operations by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote at a meeting of shareholders called for that purpose. In addition, the declaration of trust permits the Trustees to terminate our REIT status at any time.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust.  The limitation on ownership of common shares set forth in our declaration of trust, as well as the provisions of the MGCL dealing with business combinations and control share acquisitions could have the effect of discouraging offers to acquire our Company or of hampering the consummation of a contemplated acquisition.

RESTRICTIONS ON TRANSFERS OF CAPITAL SHARES AND ANTI-TAKEOVER
PROVISIONS

Maryland Law

Maryland law includes certain other provisions which may also discourage a change in control of management. Maryland law provides that, unless an exemption applies, we may not engage in any “business combination” with an “interested shareholder” or any affiliate of an interested shareholder for a period of five years after the interested shareholder became an interested shareholder, and thereafter may not engage in a business combination with such interested shareholder unless the combination is recommended by our board of trustees and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the holders of all of our outstanding voting shares, and (ii) 66 2/3% of the votes entitled to be cast by all holders of outstanding voting shares other than voting shares held by the interested shareholder. An “interested shareholder” is defined, in essence, as any person owning beneficially, directly or indirectly, 10% or more of the outstanding voting shares of a Maryland real estate investment trust. The voting requirements do not apply at any time to business combinations with an interested shareholder or its affiliates if approved by our board of trustees prior to the time the interested shareholder first became an interested shareholder. Additionally, if the business combination involves the receipt of consideration by our shareholders in exchange for common shares that satisfies certain “fair price” conditions, such supermajority voting requirements do not apply

As an additional anti-takeover defense, Maryland law permits publicly-held Maryland statutory real estate investment trusts (“REITs”) to elect to be governed by all or any part of Maryland law provisions relating to unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a publicly held Maryland REIT in its declaration of trust or bylaws (“charter documents”) or by resolution adopted by its board of trustees so long as the REIT has at least three trustees who, at the time of electing to be subject to the provisions, are not officers or employees of the REIT, are not persons seeking to acquire control of the REIT, are not trustees, officers, affiliates or associates of any person seeking to acquire control, and were not nominated or designated as trustees by a person seeking to acquire control.

11

Back to Contents

If the charter documents do not already contain these provisions, the REIT may adopt one or more by a board resolution or a bylaw amendment, following which it must file articles supplementary to its declaration of trust with the Maryland State Department of Assessments and Taxation. Shareholder approval is not required for the filing of these articles supplementary. We have not filed such articles supplementary.

Maryland law permits a REIT to elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions in the REIT’s charter documents:

Classified Board:  The REIT may divide its board into three classes which, to the extent possible, will have the same number of trustees, the terms of which will expire at the third annual meeting of shareholders after the election of each class, with the first class term expiring one year after adoption, the second class term expiring two years later, and the third class term expiring three years later;

Two-thirds Shareholder Vote to Remove Trustees Only for Cause:  The shareholders may remove any trustee only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the shareholders generally in the election of trustees, but a trustee may not be removed without cause;

Size of Board Fixed by Vote of Board:  The number of trustees will be fixed only by resolution of the board, but the number cannot be less than three trustees;

Board Vacancies Filled by the Board for the Remaining Term:  Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee, may be filled only by the affirmative vote of a majority of the remaining trustees even if they do not constitute a quorum. Trustees elected to fill vacancies will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred, as opposed to until the next annual meeting of shareholders, and until a successor is elected and qualified; and

Shareholder Calls of Special Meetings:  Special meetings of shareholders may be called by the secretary of the REIT only upon the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting and only in accordance with procedures set out in the Maryland General Corporation Law.

FEDERAL INCOME TAX CONSIDERATIONS

You are advised to assume that the information in this re-offer prospectus is accurate only as of their respective dates.

The following discussion summarizes the material federal income tax considerations to you as a prospective holder of our shares. Paul, Hastings, Janofsky & Walker LLP has acted as our tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax considerations that are likely to be material to a holder of our common shares. However, the following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all our security holders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of security holders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities (except as discussed in “—Taxation of Tax-Exempt Shareholders”), financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States (except as discussed in “—Taxation of Non-U.S. Shareholders”.

The information in this section is based on the Internal Revenue Code of 1986, as amended, which is referred to as the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law.

12

Back to Contents

Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the IRS concerning our tax treatment. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

EACH PROSPECTIVE PURCHASER OF SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company

General.  We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

In the opinion of Paul, Hastings, Janofsky & Walker LLP, based on certain assumptions and our factual representations that are described in this section and in an officer’s certificate, commencing with our taxable year ended December 31, 1996, we have been organized and operated in conformity with the requirements for qualification as a REIT and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters including, but not limited to, those set forth herein, and those concerning our business and properties as set forth in this re-offer prospectus. An opinion of counsel is not binding on the IRS or the courts.

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:

•	First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

•
Third, if we have (a) net income from the sale or other disposition of “foreclosure property”, which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

13

Back to Contents

•
Fourth, if we have net income from “prohibited transactions” such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•
Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied, in each case, by (b) a fraction intended to reflect our profitability.

•
Sixth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

•
Seventh, assuming we do not elect to instead be taxed at the time of the acquisition, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, we would be subject to tax at the highest corporate rate if we dispose of such asset during the 10-year period beginning on the date that we acquired that asset, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time).

•	Eighth, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

Requirements for Qualification.  A REIT is a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year (after the first REIT taxable year) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months (other than the first year of a REIT).

We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, our declaration of trust includes restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy requirements (6) and (7). Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (7) above, we will be treated as having met the requirement. See “See “Description of Our Common Shares” and “Restrictions on Transfers of Capital Shares and Anti-Takeover Provisions” beginning on pages 7 and 11, respectively, of this re-offer prospectus.

The Code allows a REIT to own wholly-owned subsidiaries which are “qualified REIT subsidiaries.” The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified

14

Back to Contents

REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

A REIT may also hold any direct or indirect interest in a corporation that qualifies as a “taxable REIT subsidiary”, as long as the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT’s total assets. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See “—Asset Tests” below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm’s-length.

In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and assets tests (as discussed below). Thus, our proportionate share of the assets, liabilities, and items of gross income of the partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

Income Tests.  In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•
First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

•
Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if we, or an owner of 10% or more of our shares, actually or constructively own 10% or more of such tenant.

•
Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

•
Finally, in order for rents received to qualify as “rents from real property,” we generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property (“Permissible Services”).

15

Back to Contents

Rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for “impermissible services” with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that we will be deemed to have received for performing “impermissible services” will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

We believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be qualifying income under those tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect, we disclosed the nature and amounts of our items of gross income in a schedule attached to our Federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the greater of (1) the amount by we fail the 75% gross income test or (2) the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied, in each case, by a fraction intended to reflect our profitability.

Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

Asset Tests.  At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets must be represented by real estate assets, including (1) our allocable share of real estate assets held by partnerships in which we own an interest or held by our qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) debt offering by us, cash, cash items and government securities. In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries (as defined above under “—Requirements for Qualification”). Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer, (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer and (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (excluding certain “straight debt” securities).

We believe that substantially all of our assets consist and, after the offering, will consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire

16

Back to Contents

securities or other property during the quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of the calendar quarter in which it arose.

Annual Distribution Requirement.  With respect to each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our “REIT taxable income” (determined without regard to the deduction for dividends paid and by excluding any net capital gain) and any after-tax net income from foreclosure property, minus (2) the sum of certain items of “excess noncash income” such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

We will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a 4% nondeductible excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses generated by us may be carried forward (but not carried back) and used by us for 15 years (or 20 years in the case of net operating losses generated in our tax years commencing on or after January 1, 1998) to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT. As a REIT, our net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.

In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a “subsequent declared dividend”) as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the 4% nondeductible excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS, we may be permitted to remedy such failure by paying a “deficiency dividend” in a later year together with interest and a penalty. Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make non-deductible expenditures (such as capital improvements or principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.

Failure to Qualify.  If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to domestic non-corporate shareholders will be

17

Back to Contents

taxable at capital gain rates, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends- received deduction.

If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we might be required to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification. In the alternative, we may be taxed on the net appreciation in value of our assets if we sell properties within ten years of the date we requalify as a REIT under federal income tax laws.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof (unless, in the case of a partnership, Treasury Regulations are adopted that provide otherwise), (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person in effect.

As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. For purposes of computing our earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. REIT dividends generally will not be eligible for reduced tax rates applicable to dividends paid by regular corporations to most domestic non-corporate shareholders. See “—Recent Developments.”

Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code. Capital gain dividends, if any, will be allocated among different classes of shares in proportion to the allocation of earnings and profits discussed above.

Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, and will result in a corresponding reduction in the shareholder’s basis in the shares. Any reduction in a shareholder’s tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceeds the adjusted basis of a U.S. shareholder’s shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

Aside from the different income tax rates applicable to ordinary income and capital gain dividends, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as “portfolio” income for purposes of the passive activity loss limitation and shareholders generally will not be able to offset any “passive losses” against such dividends. Dividends will be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

18

Back to Contents

In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder’s adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains and (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.

Backup Withholding

We will report to our domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Amounts withheld as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See “—Taxation of Non-U.S. Shareholders” below. Additional issues may arise pertaining to information reporting and backup withholding with respect to non-U.S. shareholders (persons other than U.S. shareholders, also further described below). Non-U.S. shareholders should consult their tax advisors with respect to any such information and backup withholding requirements.

Taxation of Non-U.S. Shareholders

The following discussion is only a summary of the rules governing United States federal income taxation of non-U.S. shareholders such as nonresident alien individuals, foreign corporations, foreign partnerships or other foreign estates or trusts. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below.

19

Back to Contents

For withholding tax purposes, we are generally required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder. We would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. shareholder may seek from the IRS a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. shareholder’s United States tax liability, if any, with respect to the distribution.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, a non-U.S. shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder’s FIRPTA tax liability.

Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is anticipated that we will continue to be a “domestically controlled REIT” after the offering. Therefore, the sale of shares will not be subject to taxation under FIRPTA. However, because our common shares are publicly traded, no assurance can be given that we will continue to qualify as a “domestically controlled REIT.” In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of our shares through a specified testing period will not recognize taxable gain on the sale of its shares under FIRPTA if the shares are traded on an established securities market. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price. Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the shares is effectively connected with the non-U.S. shareholder’s United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While investments in real estate may generate UBTI, the IRS has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on our intention to invest our assets in a manner that will avoid the recognition of UBTI, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt

20

Back to Contents

Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In addition, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the “UBTI Percentage”) in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our capital shares collectively owns more than 50% of the value of our capital shares.

Other Tax Considerations

Entity Classification.  A significant number of our investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and might preclude us from qualifying as a REIT.

We believe that each partnership in which we hold a material interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

Tax Allocations with Respect to the Properties.  When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as “Book-Tax Difference”). Special rules under Section 704(c) of the Code and the Treasury Regulations thereunder require special allocations of income, gain, loss and deduction with respect to contributed property, which tend to eliminate the Book-Tax Difference over the depreciable lives of such property, but which may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the partnership could cause us (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time the properties were contributed to the partnership, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic or book income allocated to us as a result of such sale.

Recent Developments

The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”), which has been enacted into law, reduces the tax rates imposed on dividends paid by C corporations to most domestic non-corporate shareholders in order to limit “double taxation” on dividends, and such reduced rates are effective from January 1, 2003 through December 31, 2008. In addition, the capital gains tax rates are also reduced, and such reduced rates are effective with respect to transactions after May 5, 2003 through December 31, 2008.

A REIT’s non-corporate shareholders generally would not benefit from the Act with respect to dividends paid by a REIT because such dividends are generally not subject to taxation at the REIT level. However, there are limited circumstances in which a REIT non-corporate shareholders will be subject to tax at the reduced rate with respect to REIT dividends. The reduced tax rates would apply to an amount equal to the excess of a REIT’s income subject to corporate level income taxes (less such tax liability). This could occur, for example, if a REIT did not distribute 100% of its taxable income as a dividend. The reduced rates would also apply to capital gains dividends and to dividends attributable to dividends a REIT receives from non-REIT corporations.

21

Back to Contents

The Act could cause investors to view investments in common and preferred stock of REITs, including the common shares being offered by this re-offer prospectus, less favorably in comparison to investments in common and preferred stock of C corporations, the dividends for which would be subject to a reduced tax rate under the Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This re-offer prospectus and the information incorporated herein by reference contain certain statements and other written material and oral statements made from time to time by us do not relate strictly to historical or current facts. As such, they are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in “Risk Factors” and elsewhere in this re-offer prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the respective date of this re-offer prospectus or other dates which are specified herein.

LEGAL MATTERS

The validity of the securities has been passed upon for us by Berliner, Corcoran & Rowe L.L.P., Washington, D.C.

EXPERTS

Our consolidated financial statements included in our Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports and other information with the Securities and Exchange Commission. You can inspect and copy reports, proxy statements and other information filed by us at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of this material by mail from the Public Reference Section of the SEC at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.acadia.com and through a variety of databases, including, among others, the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

22

Back to Contents

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this re-offer prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 15, 2002 (Commission File No. 001-12002);

•	Our Definitive Proxy Statement dated April 24, 2004 on Schedule 14A prepared in connection with our Annual Meeting of Shareholders held on June 25, 2003; and

•	Our Current Reports on Form 8-K filed with the Commission on January 29 and March 19, 2004.

You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this re-offer prospectus), at no cost, by writing or telephoning us at the following address:

Acadia Realty Trust
1311 Mamaroneck Avenue, Suite 260
White Plains, New York 10605
Attn: Robert Masters
Telephone requests may be directed to (914) 288-8100.

This re-offer prospectus is part of a registration statement we filed with the Commission. You should rely only on the information or representations provided in this re-offer prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this re-offer prospectus is accurate as of any date other than the date on the front of the document.

Statements contained in this re-offer prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

23

Back to Contents

5,000,000 Shares

Acadia Realty Trust

Common Shares

PROSPECTUS SUPPLEMENT

March 25, 2004

Citigroup
RBC Capital Markets